LOAN AGREEMENT

dated as of September 10, 2007

by and between

NNN HEALTHCARE/OFFICE REIT HOLDINGS, L.P.,
a Delaware limited partnership,
as Borrower

THE FINANCIAL INSTITUTIONS PARTY HERETO, as Co-Lenders

and

LASALLE BANK NATIONAL ASSOCIATION,
a national banking association, as Agent

13.4	Right of Banks to Make Advances to Cure Event of Defaults; Obligatory Advances 62

13.5	Attorneys’ Fees	62
13.6	No Waiver	63
13.7	Default Rate	63
ARTICLE 14	THE AGENT	63
14.1	Appointment and Authorization	63
14.2	Actions Requiring Consent and Approval	64
14.3	Liability of Agent	66
14.4	Reliance by Agent	67
14.5	Notice of Default	67
14.6	Credit Decision	67
14.7	Bank Indemnification	68
14.8	Agent in Individual Capacity	68
14.9	Successor Agent	68
14.10	Collateral Matters	69
14.11	Agent May File Proofs of Claim	69
ARTICLE 15	MISCELLANEOUS	70
15.1	Time is of the Essence	70
15.2	Agent’s Determination of Facts	70
15.3	Prior Agreements	70
15.4	Disclaimer by Banks	70
15.5	Borrower Indemnification	70
15.6	Captions	71
15.7	Inconsistent Terms and Partial Invalidity	71
15.8	Gender and Number	71
15.9	Notices	72
15.10	Effect of Agreement	73
15.11	Governing Law	73
15.12	Waiver of Defenses	73
15.13	Consent to Jurisdiction	73
15.14	Waiver of Jury Trial	73
15.15	Counterparts; Facsimile Signatures	74
15.16	Customer Identification - USA Patriot Act Notice	74

SCHEDULES

Schedule 3.1 – Commitments

EXHIBITS

EXHIBIT “A” – FORMS OF NOTES
EXHIBIT “B” – FORM OF REQUEST FOR ADVANCE
EXHIBIT “C” – TITLE INSURANCE REQUIREMENTS
EXHIBIT “D” – FORM OF COMPLIANCE CERTIFICATE
EXHIBIT “E” – FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT “F” – FORM OF CONTRIBUTION AGREEMENT
EXHIBIT “G” – FORM OF JOINDER AGREEMENT

LOAN AGREEMENT

This LOAN AGREEMENT dated as of September 10, 2007 (the “Agreement”), is executed by and among NNN HEALTHCARE/OFFICE REIT HOLDINGS, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions that are or may from time to time become parties hereto and are described on Schedule 3.1 hereto (together with LaSalle and their respective successors and assigns, the “Banks”) and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “LaSalle”), as agent for itself and the other Banks.

R E C I T A L S:

A. The Agent (as defined below) has agreed to arrange a credit facility in the amount of $50,000,000.00 (which may be increased up to $120,000,000.00 on the terms provided herein) for Borrower.

B. Borrower’s obligations hereunder will be secured by liens on the collateral described herein

C. The Banks are willing to make the Loans (as hereinafter defined) to Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto represent and agree as follows:

ARTICLE 1

INCORPORATION AND DEFINITIONS

1.1 Incorporation and Definitions. The foregoing recitals and all exhibits hereto are hereby made a part of this Agreement. The following terms shall have the following meanings in this Agreement:

Acquisition Costs: The purchase price paid by Borrower or a Subsidiary Guarantor with respect to each Property less any amounts paid to Borrower or any Affiliate of Borrower as a purchase price adjustment.

Acquisition Disbursement: A disbursement of proceeds of the Loans to pay Acquisition Costs of a Property that at the time of such disbursement will become a Collateral Pool Property.

Advance: A disbursement by the Banks of proceeds of the Loans.

Affiliate: Any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

Agent: As of the date hereof, LaSalle in its capacity as agent for the Banks and any successor or assign of LaSalle in such capacity.

Applicable Laws: All applicable provisions of consitutions, statutes, rules, regulations and orders of all governmental bodies, common law and all orders and decrees of all courts, tribunals and arbitrators.

Applicable Margin: For any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin” and (ii) Base Rate Loans shall be the percentage sert forth under the column “Base Rate Margin”:

	Borrowing Base	Applicable	Applicable
	Leverage	LIBOR	Base Rate
Level	Ratio	Margin	Margin
I	Equal to or less than 55%	1.45%	0%

II	Greater than 55% and equal to or less than 65%	1.60%	0%

Appraised Value: The value of a Property on an “as is” basis determined pursuant to an appraisal prepared by an MAI appraiser approved in writing by Agent, in form and substance satisfactory to Agent, which, as of any date of determination, was prepared less than one year prior to such date of determination; if such appraisal was prepared more than one year prior to such date of determination, the appraised value shall be determined, at Agent’s option, pursuant to an updated appraisal prepared by an MAI appraiser approved in writing by Agent, in form and substance satisfactory to Agent, at the Borrower’s expense; if such appraisal was prepared more than two years prior to any date of determination, or if Agent disapproves of any appraisal delivered by the Borrower, or if no appraisal of such Property has been delivered to Agent, “Appraised Value” shall mean the cost of such Property, as determined in accordance with GAAP.

Available Commitment: As to any Bank at any time, the difference between (A) the amount of such Bank’s Commitment, and (B) the aggregate outstanding principal amount of all Loans then owing to such Bank.

Bank(s): As defined in the Preamble.

Base Rate: At any time, the greater of the Federal Funds Rate plus one-half of one percent (0.50%) and the Prime Rate.

Base Rate Loan: Any Loan which bears interest at a rate determined by reference to the Base Rate.

Benefit Arrangement: At any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemplyer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

Borrower: As defined in the Preamble.

Borrower’s Leverage Ratio: As of any date of determination, Total Borrower Liabilities to Total Asset Value.

Borrowing Base Leverage Ratio: As of any date of determination, the ratio of the outstanding principal balance of the Loan to the Collateral Pool Properties Value.

Borrowing Base Loan Amount: As of any date of determination, the maximum amount of the aggregate of all outstanding and requested Advances and all outstanding and requested Letters of Credit (collectively, the “Aggregate Advances”) which would result in the least of (a) a Loan to Cost Ratio not to exceed 0.65 to 1.0; and (b) a Borrowing Base Leverage Ratio for the Collateral Pool Properties not to exceed 0.65 to 1.0; and (c) a Debt Service Coverage Ratio of less than 1.25 to 1.0; and (d) the Commitment Amount.

Borrowing Date: Any Business Day specified in a Request for Advance as a date on which Borrower requests the Banks to make Loans hereunder.

Business Day: Any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

Cash Equivalent Investment: At any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc. (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Bank or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Bank (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by the Agent.

Collateral Pool Properties: Those Properties approved as such by the Required Banks and for which the Borrower has delivered to the Agent all of the Loan Documents or other information required to be delivered under this Agreement.

Collateral Pool Properties Value: The Appraised Value of the Collateral Pool Properties.

Commitment: With respect to any Bank, such Bank’s commitment to make Loans and to issue or participate in Letters of Credit under this Agreement. The initial amount of each Bank’s Pro Rata Share of the Commitment Amount is set forth on Schedule 3.1 attached hereto.

Commitment Amount: At any time, the aggregate principal amount of the Loans outstanding at such time plus the sum of the Available Commitment of each Bank at such time. The maximum Commitment Amount is equal to Fifty Million and 00/100 Dollars ($50,000,000.00), subject to increase to One Hundred Twenty Million and 00/100 ($120,000,000.00) as provided in Section 3.2.

Compliance Certificate: A Compliance Certificate in substantially the form of Exhibit D.

Contribution Agreement: A Contribution Agreement in the form of Exhibit F to be entered into between Borrower and each Subsidiary Guarantor.

Debt Service Coverage Ratio: The ratio of Operating Cash Flow to Imputed Debt Service.

Default Rate: As defined in Section 4.1 hereof.

Disbursement: A disbursement of Loan Proceeds.

Eligible Real Estate: Property:

(a) which is wholly-owned in fee (or leased pursuant to a ground lease approved by Agent) by the Borrower or a wholly owned Subsidiary of Borrower which is or will become a Subsidiary Guarantor;

(b) which is located within the United States;

(c) which is free of all material structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters;

(d) which is improved as a Medical Office Property, Office Property or Permitted Investment;

(e) as to which all of the representations set forth in this Agreement concerning Collateral Pool Properties are true and correct;

(f) as to which the Agent and the Required Banks, as applicable, have received and approved all Documents and information required by Agent to evaluate such Property, or will receive and approve them prior to inclusion of such Property as a Collateral Pool Property; and

(g) as to which, notwithstanding anything to the contrary contained herein, the Agent and the Required Banks have approved for inclusion in the Collateral Pool.

Eligible Real Estate Qualification Documents: The documents and other deliveries described in Section 7.3.

Environmental Indemnity: As defined in Section 7.3(e) hereof.

Environmental Laws: As defined in the Environmental Indemnity.

Equity Interest: With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Group: The Borrower, the other Obligors, any Subsidiary of Borrower or any of the other Obligors and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, the other Obligors or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

Eurocurrency Reserve Percentage: With respect to any LIBOR Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

Event of Default: One or more of the events or occurrences referred to in Article 12 of this Agreement.

Federal Funds Rate: For any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent. The Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fee Letter: That certain letter of even date herewith between Agent and Borrower in respect of the Loan Fee and other fees.

FFO Payment Ratio: The ratio of the Guarantor’s paid out dividends and distributions during each year to Guarantor’s Funds From Operations received during such year.

FIRREA Appraisal: An appraisal obtained by Agent at Borrower’s expense and conforming in all respects with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, 12 USC 1811, and which such appraisal shall be obtained with respect to each Property (i) prior to the making of the first Advance with respect to such Property, in order to determine the Loan to Value Ratio of such Property and (ii) not more than once in any twelve (12) month period thereafter.

Fixed Charge Coverage Ratio: The ratio of Operating Cash Flow to Fixed Charges.

Fixed Charges: All Borrower’s and Borrower’s Subsidiaries’ interest expense, scheduled principal payment or Indebtedness (excluding balloon payments and final payments on Indebtedness), plus distributions on preferred partnership interests and/or preferred stock.

FRB: The Board of Governors of the Federal Reserve System or any successor thereof.

Funds From Operations: With respect to a Person and for a given period, (a) net income (or loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred fnancing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated entities will be calculated to reflect Funds From Operations on the same basis.

GAAP: Generally accepted accounting principles as in effect at the time of the application applied on a consistent basis.

General Partner: NNN Healthcare/Office REIT, Inc., a Maryland corporation.

Governmental Authority: Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guarantor: NNN Healthcare/Office REIT, Inc., a Maryland corporation, the general partner of Borrower.

Guarantor’s Net Worth: Guarantor’s Total Assets less Guarantor’s total Indebtedness determined in accordance with GAAP.

Guarantor’s Total Assets. The value of all of Guarantor’s and its Subsidiaries’ assets determined on a consolidated basis in accordance with GAAP.

Guaranty: The Guaranty of Payment delivered by Guarantor, to which each Subsidiary Guarantor shall become a party pursuant to the terms of the Joinder Agreement.

Hazardous Materials: As defined in the Environmental Indemnity.

Imputed Debt Service: The sum of all imputed principal and interest payments due on the Loan for the three (3) month period immediately prior to the date of calculation. For purposes of such calculation, the debt service payments on the Loan shall be calculated upon a Loan amount equal to the outstanding principal balance of the Loan on the date of calculation amortized over 25 years at an interest rate per annum equal to the greatest of (a) 7.50%, (b) the actual rate of interest being charged on the Loan on the date of calculation and (c) the Yield plus 225 basis point. “Yield” shall mean the yield to maturity percentage for actively traded U.S. Treasury bonds, bill and notes having a ten (10) year maturity as published in the Wall Street Journal on the fifth business day preceding the date of calculation of the Debt Service Coverage Ratio. If publication of (A) The Wall Street Journal or (B) the Yield of the Treasury is discontinued, Agent in its sole discretion, shall designate another daily financial or governmental publication of national circulation to be used to determine the Yield.

Indebtedness: As of the date of any determination thereof:

(a) All obligations of any Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the defered purchase price of property or services, and obligations evidenced by bonds, debentures, notes, or other similar instruments);

(b) All rental or other obligations under leases required to be capitalized under GAAP;

(c) All guaranteed obligations of such Person;

(d) Liabilities resulting from all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements determined on a consolidated basis for all such payment obligations; and

(e) Indebtedness of others secured by any lien upon property owned by such Person, whether or not assumed.

Interest Period: As to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date up to three months (if available) thereafter as selected by Borrower pursuant to Section 4.4; provided that:

(i) each Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires;

(ii) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv) Borrower may not select any Interest Period for a Loan which would extend beyond the scheduled Maturity Date.

Issuing Bank: LaSalle, in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

Joinder Agreement: A Joinder Agreement in the form attached as Exhibit G hereto to be executed by each Subsidiary Guarantor whereby such Subsidiary Guarantor becomes a guarantor of the Loans.

LaSalle: As defined in the Preamble.

L/C Application: With respect to any request for the issuance of a Letter of Credit, a letter of credit application and master letter of credit agreement in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.

L/C Fee Rate: A per annum rate equal to the Applicable Marin for LIBOR Loans.

Lease(s): Any and all leases, licenses or agreements for use of any part of a Collateral Pool Property.

Legal Requirements: As to any Person or party, the certificate of incorporation and bylaws or other organizational or governing documents of such Person or party, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or party or any of its property or to which such Person or party or any of its property is subject.

Letter of Credit Documents: With respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

Letters of Credit: As defined in Section 3.6 hereof.

LIBOR Loan: Any Loan which bears interest at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).

LIBOR Office: With respect to any Bank, the office or offices of such Bank which shall be making or maintaining the LIBOR Loans of such Bank hereunder. A LIBOR Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

LIBOR Rate: With respect to any LIBOR Loan for any Interest Period, the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of such LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Agent in its sole discretion).

LIBOR Rate (Reserve Adjusted): With respect to any LIBOR Loan for any Interest Period, a rate per annum equal to (A) the LIBOR Rate, divided by (B) a number determined by subtracting from 1.00 the Eurocurrency Reserve Percentage.

Loan Documents: This Agreement, the documents specified in Article 5 hereof and any other instruments evidencing, securing or guarantying obligations of any party under the Loan.

Loan Expenses: As defined in Section 7.2(d) hereof.

Loan Opening: The first disbursement of the Loan.

Loan Opening Date: September 10, 2007.

Loan or Loans: The loan or loans to be made by the Banks pursuant to this Agreement.

Loan Proceeds: All amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

Loan to Cost Ratio: The ratio of the amount of all outstanding aggregate Advances to the aggregate Acquisition Cost of the Collateral Pool Properties.

Loan to Value Ratio: The ratio of the aggregate amount of all outstanding Advances to the aggregate Appraised Value of all the Collateral Pool Properties.

Major Lease: Any one or more Leases for space in a Property with a single tenant or affiliated tenants under common ownership and control for space equal to or greater than the lesser of (a) 10,000 square feet of gross rentable square feet in such Property or (b) ten perent (10%) of the gross rentable space in such Property, in the aggregate.

Material Adverse Change: Any change, event or circumstance which could reasonably be expected to have a material adverse effect on (i) the transactions contemplated by this Agreement, the Notes, or any Loan Documents, including, without limitation, Borrower’s, any Obligor’s or Guarantor’s ability to perform any of their material obligations under this Agreement or any of the other Loan Documents or (ii) the business, financial condition or results of operation of Borrower, any Obligor or Guarantor.

Material Adverse Effect: A material adverse change in or effect on (a) the business, assets, financial condition, liabilities (actual or contingent), or results of operations of Guarantor, Borrower or any other Obligor, (b) the ability of Borrower, Guarantor or a Subsidiary Guarantor to perform its material obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of such Loan Documents or the creation, perfection or priority of any liens of Agent in the Collateral, (d) the remedies and material rights of Banks and Agent under the Loan Documents, (e) a Collateral Pool Property which results in the diminution of the fair market value of such Collateral Pool Property by more than ten percent (10%) as determined by a then current appraisal of such Collateral Pool Property satisactory to Agent in is reasonable discretion or (f) a Collateral Pool Property where the cost to remedy the event giving rise to such material adverse change in or effect exceeds ten percent (10%) of the fair market value of such Collateral Pool Property as determined by a then current appraisal of such Collateral Pool Property satisactory to Agent in is reasonable discretion.

Maturity Date: September 10, 2010, subject to one twelve (12) month extension to September 10, 2011.

Medical Office Property: An office building of which not less than eighty percent (80%) of rentable square feet is leased for medical office use or an equivalent medical use but specifically excluding any Permitted Investment.

Multiemployer Plan: At any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

Non-Excluded Taxes: As defined in Section 4.10 hereof.

Note(s): Collectively, the notes made by Borrower payable to each Bank in the aggregate amount of the Commitments and in the Form of Exhibit A hereto.

Obligors: The Borrower, Guarantor and the Subsidiary Guarantors.

Office Property: An office building other than a Medical Office Property.

Operating Cash Flow: During the three month period prior to the date of calculation, all rental and other income (including minimum rent, additional rent, escalation and pass through payments, utility charges, forfeited security deposits, service fees or charges and parking fees) received in such period from executed Leases and licensing agreements and including tenant servicing income arising from the ownership and operation of the Properties owned by the Borrower and its Subsidiaries (excluding tenant security deposits) in the ordinary course of business less the sum of all costs, taxes, expenses and disbursements of every kind, nature or description actually paid or due and payable during such period in connection with the leasing, management, operation, maintenance and repair of the Properties owned by the Borrower and its wholly owned Subsidiaries and of the personal property, fixtures, machinery, equipment, systems and apparatus located therein or used in connection therewith including the greater of actual management fees or assumed management fees equal to (a) 3.0% of effective gross revenues for Medical Office and Office Properties and (b) 5.0% of effective gross revenues for all other Collateral Pool Properties and a reserve for replacements in the amount of $0.15 per square foot per annum for the total square footage of rentable space in the Properties, but excluding (i) non-cash expenses, such as depreciation and amortization costs, (ii) state and federal income taxes, (iii) the non-current portion of capital expenditures determined in accordance with GAAP, (iv) debt service payable on the Loan, (v) principal and interest payments on other loans and (vi) non-recurring capitalized expenditures. In determining Operating Cash Flow, extraordinary items of income, such as those resulting from casualty or condemnation or lease termination payments of tenants, shall be deducted from income and real estate taxes and insurance premiums paid on an annual basis shall be divided by four.

PBGC: The Pension Benefit Guaranty Corporation and any successor agency.

Permitted Investment: Any building whose use is classified as an assisted living facility, skilled nursing facility, independent living facility, long term acute care hospital or surgical center, as determined by Agent in its reasonable discretion.

Permitted Investment Advance: An Advance permitted hereunder to fund the Acquisition Costs of a Permitted Investment.

Person: Any individual, partnership, firm, corporation, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any governmental or political subdivision or agency, department, or instrumentality thereof.

Plan: At any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minium funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

Potential Collateral: Any Property of the Borrower or a Subsidiary which is not at the time included in the Collateral Pool Properties and which consists of (i) Eligible Real Estate, or (ii) Property which is capable of becoming Eligible Real Estate through the approval of the Agent and the Required Banks and the completion and delivery of Eligible Real Estate Qualification Documents.

Prime Rate: For any day, the rate of interest most recently announced by LaSalle at Chicago, Illinois as its prime or base rate. A certificate made by an officer of LaSalle stating the Prime Rate in effect on any given day, for the purposes hereof, shall be conclusive evidence of the Prime Rate in effect on such day. The Prime Rate is a base reference rate of interest adopted by LaSalle as a general benchmark from which LaSalle determines the floating interest rates chargeable on various loans to borrowers with varying degrees of creditworthiness and Borrower acknowledges and agrees that LaSalle has made no representations whatsoever that the Prime Rate is the interest rate actually offered by LaSalle to borrowers of any particular creditworthiness. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by LaSalle. LaSalle shall not be obligated to give notice of any change in the Prime Rate.

Pro Rata Share: As to any Bank at any time, the percentage which such Bank’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank’s Loans then outstanding bears to the aggregate principal amount of the Loans then outstanding), as described on Schedule 3.1 attached hereto.

Property or Properties: The Medical Office Properties, Office Properties or Permitted Investments owned by Borrower.

Property Release Price: As defined in Section 7.7 of this Agreement.

Regulatory Change: As to any Bank, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Banks or their lending offices.

REIT: A Person qualifying for treatment as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Release: A releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, disposal or dumping (other than the storing of materials in reasonable quantities) to the extent necessary for the operation of the Property in the ordinary course of business, and in any event in compliance with all Environmental Laws, of any Hazardous Materials.

Request for Advance: As defined in Section 7.3 of this Agreement.

Required Banks: Banks having Pro Rata Shares aggregating sixty-six and two-thirds percent (66 2/3%) or more.

Security Instruments: As defined in Section 7.3(b) hereof.

State: The state in which a Property is located.

Subsidiary: for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

Subsidiary Guarantor: Any Subsidiary that is the direct owner of a Collateral Pool Property which becomes a guarantor of the Loan.

Title Insurance Company: A title insurance company issuing a Title Policy as provided in Section 7.3(e).

Total Assets. The value of all of Borrower’s and its Subsidiaries assets determined on a consolidated basis in accordance with GAAP.

Total Asset Value: The sum of (a) the Acquisition Costs of all Properties owned by Borrower and its Subsidiaries plus (b) all unencumbered cash and Cash Equivalent Investments the use of which is unrestricted.

Total Borrower Liabilities: On any date of determination, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

Unmatured Event of Default: Any event that, if it continues uncured, will, with lapse of time or notice or both, constitutes an Event of Default.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties. To induce the Banks to execute and perform this Agreement, Borrower hereby represents, covenants and warrants to the Banks as follows:

(a) Borrower is a limited partnership, duly organized and validly existing under the laws of the State of Delaware. Borrower is or will be duly qualified to do business as a foreign company and is or will be in good standing in each jurisdiction where it owns property or where the conduct of its business or the ownership of its property or assets (including, without limitation, the respective Properties) requires such qualification, and has or will have all powers and all governmental licenses, authorizations, consents, and approvals required to carry on its business as is now or is proposed to be conducted. Borrower has full power and authority to conduct its business as presently conducted, to enter into this Agreement and to perform all of its duties and obligations under this Agreement and under the Loan Documents; such execution and performance have been duly authorized by all necessary Legal Requirements; neither Borrower nor Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either Borrower or Guarantor;

(b) This Agreement, the Notes and the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrower, Subsidiary Guarantor and/or Guarantor in connection with this Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of Borrower, Subsidiary Guarantor or Guarantor, as applicable, and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally); as of the date hereof, no basis presently exists for any claim against Agent or the Banks under this Agreement, under the Loan Documents or with respect to the Loan; as of the date hereof, enforcement of this Agreement and the Loan Documents are subject to no defenses of any kind;

(c) The execution, delivery and performance of this Agreement, the Notes, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrower, Subsidiary Guarantor or Guarantor pursuant to this Agreement or in connection with this Loan and the construction, occupancy and use of the Properties will not: (i) violate any Legal Requirements, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower, Subsidiary Guarantor or Guarantor is a party or by which any of them may be bound. None of Borrower, Subsidiary Guarantor or Guarantor is in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will adversely affect the performance by Borrower, Subsidiary Guarantor or Guarantor of its material obligations under this Agreement and/or the other Loan Documents;

(d) No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding) exists which could reasonably be expected to (i) adversely affect the validity or priority of the liens and security interests granted Agent under the Loan Documents; and (ii) materially and adversely affect the ability of Borrower, Subsidiary Guarantor or Guarantor to perform their material obligations under the Loan Documents. No Event of Default or any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default, exists;

(e) Borrower shall (a) ensure that no Person or entity which owns a controlling interest in or otherwise controls Borrower or any subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of any Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended;

(f) All financial statements submitted by Borrower, Subsidiary Guarantor or Guarantor to Agent in connection with this Agreement are true and correct in all material respects, have been prepared in accordance with GAAP, and fairly present, in all material respects, the respective financial conditions and results of operations of the entities which are their subjects;

(g) This Agreement and all budgets, schedules, certificates, confirmations, rent rolls and other materials submitted to Agent in connection with or in furtherance of this Agreement by or on behalf of Borrower, Subsidiary Guarantor or Guarantor fully and fairly state in all material respects the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading;

(h) [Intentionally Omitted];

(i) [Intentionally Omitted];

(j) [Intentionally Omitted];

(k) [Intentionally Omitted];

(l) The Loans, including interest rate, fees and charges as contemplated hereby, are a business loan; and the Loans do not, and when disbursed will not, violate the provisions of the usury laws of the State, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Borrower or any property securing the Loans;

(m) Except as disclosed on a current rent roll or estoppel certificates delivered to Agent in connection with the acquisition of a Collateral Pool Property, the Major Leases of such Collateral Pool Property are in full force and effect; no defaults have occurred thereunder; no tenant under any such Major Lease has a right of set-off against payment of rent due thereunder; no events or circumstances will exist which, with the passage of time or the giving of notice, or both, would constitute a default under such Major Lease; and, to Borrower’s knowledge, enforcement of such Major Leases by Borrower or by Agent pursuant to an exercise of Agent’s rights under the Assignment of Rents (as defined in Section 7.3(c)) are subject to no defenses of any kind;

(n) Intentionally Omitted;

(o) Intentionally Omitted;

(p) Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect on such member’s financial condition. As of the agreement date hereof, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liablity to the PBGC for premiums under Section 4007 of ERISA.

(q) None of the assets of the Borrower, any other Obligor or their respective Subsidiaries constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(r) Intentionally omitted.

(s) None of the Borrower, any other Obligor or any of their respective Subsidiaries, is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party except for certain state “blue sky” laws which may prohibit Guarantor from borrowing in excess of 300% of its “Net Assets” unless approved by a majority of the independent directors of Parent and disclosed in the next quarterly report of the Parent along with a justification for the excess;

(t) Intentionally Omitted;

(u) Guarantor is the sole general partner of Borrower and owns free of any consensual liens not less than a 99.0% Equity Interest in Borrower as a general and limited partner thereof;

(v) The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the other Obligors. The direct and indirect benefits to inure to the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents constitute “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents, and but for the willingness of Guarantor and each Subsidiary Guarantor to guaranty the Obligations, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and the other Obligors to have available financing to conduct and expand their business. The Borrower and the other Obligors each receives a benefit from the availability of credit under this Agreement to the Borrower; and

(w) With respect to a Collateral Pool Property, such Collateral Pool Property, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear. Such Collateral Pool Property, and the use and operation thereof, are in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and applicable Environmental Laws. Except as disclosed to Agent in writing prior to the acceptance of such Collateral Pool Property as Collateral, the zoning laws permit use of the improvements on such Collateral Pool Property for its current use without reliance on any “grandfathering” or non-conforming use provisions of applicable zoning laws. There is such number of parking spaces on the lot or lots on which such Collateral Pool Property is located as is adequate under the zoning laws and regulations to permit use of such Collateral Pool Property for its current use. There are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, such Collateral Pool Property or any part thereof. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of such Collateral Pool Property are installed to the property lines of such Collateral Pool Property through dedicated public rights of way or through perpetual private easements and are connected to the buildings located thereon with valid permits and are adequate to service such buildings in compliance with applicable law. The streets abutting such Collateral Pool Property are dedicated and accepted public roads, to which such Collateral Pool Property has direct access, or are perpetual private ways (with direct access to public roads) to which such Collateral Pool Property has direct access approved by the Agent and with respect to which the applicable Security Instrument creates a valid and enforceable first lien. All private ways providing access to such Collateral Pool Property are zoned in a manner which will permit access to such Collateral Pool Property over such ways by trucks and other commercial and industrial vehicles. There are no unpaid or outstanding real estate or other taxes or assessments on or against such Collateral Pool Property which are payable by the Borrower or any Subsidiary Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Such Collateral Pool Property is separately assessed for purposes of real estate tax assessment and payment. No abatement proceedings are pending with reference to any real estate taxes assessed against such Collateral Pool Property, other than with respect to taxes which have been paid under protest and which are being contested in good faith in accordance with the terms of this Agreement. There are no pending, or to the knowledge of Borrower threatened or contemplated, eminent domain proceedings against such Collateral Pool Property. Such Collateral Pool Property is not now materially damaged as a result of any fire, explosion, accident, flood or other casualty. Neither the Borrower nor any of the Subsidiary Guarantors has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to such Collateral Pool Property or canceling or threatening to cancel any policy of insurance, and such Collateral Pool Property complies with the material requirements of all of the Borrower’s and the Subsidiary Guarantors’ applicable insurance carriers. Except as disclosed to Agent in writing, the Borrower has no management agreements for such Collateral Pool Property and there are no material agreements pertaining to such Collateral Pool Property or the operation or maintenance thereof other than as described in this Agreement (including the Schedules hereto) or the title policies to be delivered to Agent; and no Person or entity has any right or option to acquire such Collateral Pool Property or any portion thereof or interest therein. Such Collateral Pool Property constitutes a separate parcel which has been properly subdivided in accordance with all applicable State and local laws, regulations and ordinances to the extent required thereby. To Borrower’s knowledge, there are no approvals, consents, licenses, certificates of occupancy, permits, utility installations and connections, curb cuts and street openings, required by Applicable Laws, rules, ordinances or regulations or any agreement affecting such Collateral Pool Property for the maintenance, operation, servicing and use of such Collateral Pool Property for its current use which have not been granted, effected, or performed and completed (as the case may be), or any fees or charges therefor which have not been fully paid, or which are no longer in full force and effect.

2.2 Continuation of Representations and Warranties. The Borrower hereby covenants, warrants and agrees that the representations and warranties made in Section 2.1 hereof shall be and shall remain true and correct at the time of the Loan Opening and at all times thereafter so long as any part of the Loan shall remain outstanding. Each Request For Advance shall constitute a reaffirmation that these representations and warranties are true as of the date of such Request For Advance and will be true on the date of the Advance. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the representations and warranties contained in Section 2.1(m) and (w) relating to a Collateral Pool Property shall only be deemed to me made, and required to be true and correct, only at each time the Borrower delivers a Compliance Certificate to Agent or a Property not previously deemed a Collateral Pool Property is deemed a Collateral Pool Property.

ARTICLE 3

AMOUNT AND TERMS OF COMMITMENTS; LETTERS OF CREDIT

3.1 Agreement to Lend and to Borrow; Notes.

(a) Subject to the conditions and upon the terms provided for in this Agreement, each Bank severally agrees to make Loans to Borrower on a revolving basis in an aggregate principal amount not to exceed the amount of the Commitment of such Bank indicated on Schedule 3.1 hereto. The Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans, or (iii) a combination thereof, as determined by Borrower and notified to Agent in accordance with the terms hereof. The Loans are revolving loans and principal amounts advanced by the Banks and repaid by Borrower may be reborrowed again from time to time prior to the Maturity Date, provided no Event of Default or Unmatured Event of Default exists and in no event shall (i) the principal amount outstanding at any time exceed the Borrowing Base Loan Amount or (ii) the outstanding Permitted Investment Advances exceed sixty percent (60%) of the Commitment Amount.

(b) The Loans made by each Bank shall be evidenced by a Note of Borrower, substantially in the form of ExhibitA hereto, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Bank. The date, amount and type of each Loan and payment or prepayment of principal with respect thereto, each continuation thereof, each conversion of all or a portion thereof to another type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto shall be recorded by each Bank on its books and (prior to any transfer of its Note or, at the discretion of each Bank, at any other time) endorsed by each Bank, on the schedules annexed to and constituting a part of its Note. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error. The Note of each Bank shall (i) be dated the date hereof or, if a Bank’s interest is hereafter assigned, the effective date of such assignment, (ii) be stated to mature on the Maturity Date, and (iii) provide for the payment of interest in accordance with Article 4 hereof.

(c) No portion of any Loan shall be funded with plan assets of (i) any employee benefit plan subject to Title I of ERISA, (ii) any plan covered by Section 4975 of the Code, or (iii) any government plan subject to state laws that are comparable to Title I of ERISA or Section 4975 of the Code.

3.2 Increase in Commitment Amount. Subject to the terms of this Section, during the period expiring twenty-four (24) months after the Loan Opening Date, the Borrower shall have the right to request an increase in the aggregate amount of the Commitment Amount by providing written notice to the Agent, which notice shall be irrevocable once given; provided that (a) the aggregate amount of such increases in the Commitment Amount pursuant to this Section shall not exceed $70,000,000.00 (the “Available Increase Amount”); (b) Borrower may not exercise its rights pursuant to this Section 3.2 more than three (3) times; and (c) Borrower may not exercise its rights under this Section 3.2 if there are less than six (6) full months to the Maturity Date. Each such increase in the Commitment Amounts must be an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof. The Agent shall promptly notify each Bank of such request. Each existing Bank shall have the right to increase its Commitment by an amount so that such Bank’s Pro Rata Share shall not be decreased as a result of such requested increase in the Commitment. All other allocations of such requested increase shall be subject to the approval of the Agent. Each Bank shall notify the Agent within fifteen (15) Business Days after receipt of the Bank’s notice whether such Bank wishes to increase the amount of its Commitment. If a Bank fails to deliver any such notice to the Bank within such time period, then such Bank shall be deemed to have declined to increase its Commitment. Notwithstanding anything herein to the contrary, no Bank shall be required to increase its Commitment. As a condition to any increase in the Commitment, the Borrower shall pay to the Agent such fees as it may require in connection with the arrangement of such increase, and to the Bank acquiring such increase such fees as they may require in connection therewith, which fees shall, when paid, be fully earned and non-refundable under any circumstances. In the event a new Bank or Banks become a party to this Agreement, or if any existing Bank agrees to increase its Commitment, such Bank shall on the date it becomes a Bank hereunder (or increases its Commitment, in the case of an existing Bank) (and as a condition thereto) purchase from the other Banks its Pro Rata Share (as determined after giving effect to the increase of Commitments) of any outstanding Loans, by making available to the Agent for the account of such other Banks at the principal office, in same day funds, an amount equal to the sum of (a) the portion of the outstanding principal amount of such Loans to be purchased by such Bank plus (b) the aggregate amount of payments previously made by the other Banks under Section 3.6(f) of this Agreement which have not been repaid, and the Borrower shall pay to such other Banks interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans. The Borrower shall also pay to the Banks amounts payable, if any, to such Banks under Section 4.11 as a result of the prepayment of any such Loans. No increase of the Commitments may be effected under this Section if either (x) an Unmatured Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Obligor in any Loan Document is not (or would not be) true or correct in all material respects on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date). In addition, as a condition to the effectiveness of any increase, the Borrower, each Subsidiary Guarantor and the Guarantor shall execute and deliver to Agent and the Banks such additional documents (including, without limitation, amendments to the Security Instruments), instruments, certifications and opinions as the Agent may reasonably require, and the Borrower shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated title and UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are demanded or payable in connection with such increase; provided, however, neither Borrower nor any Subsidiary Guarantor shall be required to modify such Security Instruments if such Collateral Pool Property is subject to a mortgage recording tax nor shall the Borrower or such Subsidiary Guarantor be required to increase the amount of any title policies covering any of the Collateral Pool Properties. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section, (A) any Bank becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (B) the Borrower shall make appropriate arrangements so that each new Bank, and any existing Bank increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Bank’s Commitment contemporaneously with of the effectiveness of the applicable increase in the aggregate amount of Commitment Amount. Upon the effective date of the increase in the Commitment Amount pursuant to this Section 3.2, each Note being affected shall be amended and restated to reflect the new aggregate Commitment Amount.

3.3 Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

3.4 Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or an event exists which, with notice or the passage of time would constitute an Event of Default.

3.5 Purpose of Loans. The Loans shall be used to pay Acquisition Costs for Properties acquired by Borrower and, provided no Unmatured Event of Default or Event of Default has occurred and is continuing, for any other lawful purposes.

3.6 Letter of Credit Procedures.

(a) The Issuing Bank will issue standby letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each, a “Letter of Credit”), at the request of and for the account of Borrower from time to time before the date which is 30 days prior to the Maturity Date and as more fully set forth below; provided that the aggregate stated amount of all Letters of Credit shall not at any time exceed $10,000,000.00. Each Bank agrees to purchase a participation in each Letter of Credit. The Commitment amount available for disbursement shall be reduced by the aggregate amount of all outstanding Letters of Credit.

(b) The Borrower shall give notice to Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Borrower and in all respects satisfactory to Agent and the Issuing Bank, together with such other documentation as Agent or the Issuing Bank may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than thirty days prior to the Maturity Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Bank has not received written notice that the conditions precedent for disbursements set forth in Article 7 have not been satisfied or waived in writing, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

(c) Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank’s Pro Rata Share, in such Letter of Credit and the Borrower’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank’s “participation” therein. The Issuing Bank hereby agrees, upon request of Agent or any Bank, to deliver to Agent or such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as Agent or such Bank may reasonably request.

(d) The Borrower hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, within three (3) Business Days of the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Borrower therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Applicable Margin from time to time in effect. The Issuing Bank shall notify the Borrower and Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Borrower shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.

(e) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Borrower or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Borrower or any Bank and shall not reduce or impair the Borrower’s reimbursement obligations set forth in Section 3.6(d) above or the obligations of the Banks pursuant to Section 3.6(f) below.

(f) If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Borrower has not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00A.M., Chicago, Illinois time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from the Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Borrower or otherwise, each other Bank shall be obligated to pay to Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Borrower under Section 3.6(d)), and, upon notice from the Issuing Bank, Agent shall promptly notify each other Bank thereof. Each other Bank irrevocably and unconditionally agrees to so pay to Agent in immediately available funds for the Issuing Bank’s account the amount of such other Bank’s Pro Rata Share of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to Agent by 1:00 P.M., Chicago, Illinois time, on the Business Day on which such Bank receives notice from Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago, Illinois time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to Agent for the Issuing Bank’s account forthwith on demand, for each day from the date such amount was to have been delivered to Agent to the date such amount is paid, at a rate per annum equal to (i) for the first three days after demand, the Federal Funds Rate from time to time in effect, and (ii) thereafter, the Base Rate from time to time in effect. Any Bank’s failure to make available to Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to Agent such other Bank’s Pro Rata Share of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to Agent such other Bank’s Pro Rata Share of any such payment or disbursement.

3.7 Letter of Credit Fees.

(a) Borrower agrees to pay to Agent for the account of each Bank a letter of credit fee for each Letter of Credit issued by the Issuing Bank equal to the L/C Fee Rate in effect from time to time multiplied by such Bank’s Pro Rata Share (as adjusted from time to time) (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that the L/C Fee Rate shall be increased by four percent (4.00%) at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Maturity Date (or such earlier date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b) In addition, with respect to each Letter of Credit, Borrower agrees to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in .125% of the face amount of each Letter of Credit such fee to be payable at the time of issuance of such Letter of Credit.

3.8 Non-Use Fees. Borrower agrees to pay to the Agent for the account of each Bank a non-use fee, for the period from the Loan Closing Date to the Maturity Date, as the same may be extended, at the rate of 0.20% per annum of the average daily unused amount of the Commitment Amount in each calendar quarter and each portion thereof beginning with the calendar quarter ending on December 31, 2007. For purposes of calculating usage under this Section, the Commitment Amount shall be deemed used to the extent of the sum of (a) the aggregate outstanding principal amount of the Loans, plus (b) the amount of all outstanding Letters of Credit. Such non-use fee shall be payable in arrears on the first day of each calendar quarter and on the Maturity Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

ARTICLE 4

PRINCIPAL, INTEREST; SPECIAL PROVISIONS FOR LIBOR LOANS

4.1 Interest Rates. Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin from time to time in effect; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Applicable Margin from time to time in effect;

provided that at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by four percent (4.00%) (the “Default Rate”). The Applicable Margin shall be adjusted as of the earlier of (i) the date Borrower is required to deliver each quarterly Compliance Certificate or (ii) the date such Compliance Certificate is delivered.

4.2 Payment of Principal and Interest.

(a) Accrued interest on each Base Rate Loan and each LIBOR Loan shall be payable in arrears on the first day of each calendar month and at maturity. The outstanding principal balance on all Loans made by the Banks hereunder shall be due and payable in full on the Maturity Date. After maturity, accrued interest on all Loans shall be payable on demand.

(b) Prior to the occurrence of an Event of Default, all payments and prepayments on account of the indebtedness evidenced by the Notes shall be applied as follows: (i) first, to fees, expenses, costs and other similar amounts then due and payable to the Banks, (ii) second, to accrued and unpaid interest on the principal balance of the Notes, (iii) third, to the payment of principal due in the month in which the payment or prepayment is made, if any, (iv) fourth, to any escrows, impounds or other amounts which may then be due and payable under the Loan Documents, (v) fifth, to any other amounts then due the Banks hereunder or under any of the Loan Documents, and (vi) last, to the unpaid principal balance of the Notes. After an Event of Default has occurred and is continuing, payments shall be applied as required under applicable law and in the absence of any such requirements, payments may be applied to amounts owed hereunder and under the Loan Documents in such order as Agent shall determine, in its sole discretion.

(c) All payments of principal (including prepayments) and accrued interest shall be paid by wire transfer or check in United States Dollars, to Agent, for the account of the Banks, at such place as Agent may from time to time direct, and in the absence of such direction, then at the offices of Agent at 135 South LaSalle Street, 12th Floor, Chicago, Illinois 60603. Payment made by check shall be deemed paid on the date Agent receives such check; provided, however, that if such check is subsequently returned to Agent unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. Notwithstanding the foregoing, the final payment due under the Notes must be made by wire transfer or other immediately available funds.

(d) If any payment of interest or principal due hereunder is not made within five days after such payment is due in accordance with the terms hereof (other than upon accelaration or on the Maturity Date), then, in addition to the payment of the amount so due, Borrower shall pay to Agent a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. Borrower agrees that the damages to be sustained by the holder hereof for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

(e) Base Rate Loans may be prepaid either in whole or in part at any time and from time to time without penalty or premium upon one (1) Business Day prior notice to Agent. LIBOR Loans may be prepaid either in whole or in part at any time and from time to time without penalty or premium upon three (3) Business Days prior notice to Agent; provided, however, that if a LIBOR Loan is prepaid on a date other than the last day of the applicable Interest Period, it shall be accompanied by any amounts due under Section 4.11 hereof.

4.3 Various Types of Loans; Setting and Notice of LIBOR Rates.

(a) Each Loan shall be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as Borrower shall specify in the Request For Advance pursuant to Section 7.3 hereof. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than eight (8) different tranches of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all Loans. Each LIBOR Loan shall be in an aggregate initial amount of at least Five Hundred Thousand and 00/100 Dollars ($500,000.00).

(b) The applicable LIBOR Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to Borrower and each Bank. The Agent shall, upon written request of Borrower or any Bank, deliver to Borrower or such Bank a statement showing the computations used by the Agent in determining any applicable LIBOR Rate hereunder.

4.4 Conversion and Continuation Procedures.

(a) Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans by giving Agent at least three (3) Business Days prior irrevocable written notice of such election no later than 11:00 A.M. Chicago, Illinois time, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto or shall be subject to payment of all applicable breakage costs under Section 4.11 if paid prior thereto. Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by giving Agent at least three Business Days prior irrevocable written notice of such election. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such written notice, Agent shall promptly notify each Bank thereof. All or any part of outstanding LIBOR Loans and Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and Agent has or the Required Banks have determined that such a conversion is not appropriate, and (ii) no Loan may be converted into a LIBOR Loan after the date that is one month prior to the Maturity Date.

(b) Any LIBOR Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving notice to Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no LIBOR Loan may be continued as such (i) when any Event of Default has occurred and is continuing and Agent has or the Required Banks have determined that such a continuation is not appropriate, or (ii) after the date that is one month prior to the Maturity Date and provided, further, that if Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

4.5 Computation of Interest and Fees.

(a) Fees and interest shall be calculated on the basis of a 360 day year for the actual days elapsed in any portion of a month in which interest is due. Interest on Base Rate Loans and LIBOR Loans shall not exceed the maximum amount permitted under applicable law. Any change in the interest rate on a Loan resulting from a change in the Base Rate, or the Eurocurrency Reserve Percentage, shall become effective as of the opening of business on the day on which such change becomes effective.

(b) Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding upon the parties hereto in the absence of manifest error.

4.6 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, (a) Agent shall have determined (which determination shall be conclusive, absent manifest error) that (i) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (b) Agent shall have received notice from the Required Banks that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, Agent shall give telecopy or telephonic notice thereof to Borrower and Banks as soon as practicable thereafter and, so long as such circumstances shall continue, (A) no Bank shall be under any obligation to make any LIBOR Loans or convert any Base Rate Loans into LIBOR Loans, and (B) on the last day of the current Interest Period for each LIBOR Loan, such Loan, unless then repaid in full, shall automatically convert to a Base Rate Loan, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

4.7 Pro Rata Treatment and Payments. Each borrowing by Borrower from the Banks hereunder, and each payment by Borrower on account of any fees hereunder, shall be made pro rata according to the respective Pro Rata Shares of the Banks. Each payment (including each prepayment) by Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Banks. All payments (including prepayments) to be made by Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., Chicago, Illinois time, on the due date thereof. Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

4.8 Illegality. Notwithstanding any other provision herein, if Agent shall have reasonably determined that any Regulatory Change shall make it unlawful for any Bank to make or maintain LIBOR Loans as contemplated by this Agreement, Agent shall give notice of such determination to Borrower and each Bank and (A) the commitment of such Bank hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be canceled and (B) the LIBOR Loans then outstanding, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such LIBOR Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to each Bank such amounts, if any, as may be required pursuant to Section 4.11.

4.9 Legal Requirements.

(a) If any Regulatory Change made subsequent to the date hereof shall:

(i) subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Note or any LIBOR Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Bank);

(ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the LIBOR Rate; or

(iii) impose on such Bank any other condition regarding the LIBOR Loans or any Banks’ funding thereof;

and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank in good faith deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable.

(b) If any Bank shall have determined that any Regulatory Change regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in any such case made subsequent to the date hereof, does or shall have the effect of reducing the rate of return on such Bank’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to Borrower (with a copy to Agent) of a written request therefor, Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c) If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, with a copy to Agent, of the event by reason of which it has become so entitled, such notice to be accompanied by a certificate setting forth in reasonable detail such Bank’s calculation of any additional amounts payable pursuant to this subsection submitted by such Bank to Borrower such certificate shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(d) Notwithstanding anything to the contrary contained in this subsection, Borrower shall not be required to pay any additional amounts to any Bank pursuant to this subsection (i) one hundred and eighty (180) days after any such Regulatory Change takes effect or (ii) to the extent such additional amounts result from such Bank’s negligence.

4.10 Taxes.

(a) All payments made by Borrower under this Agreement and any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Agent or any Bank as a result of a present or former connection between Agent or such Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to Agent or any Bank hereunder or under any Note, the amounts so payable to Agent or such Bank shall be increased to the extent necessary to yield to Agent or such Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Borrower shall not be required to increase any such amounts payable to any Bank that is not organized under the laws of the United States of America or a state thereof if such Bank fails to comply with the requirements of paragraph (b)of this subsection. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify Agent and the Banks for any incremental taxes, interest or penalties that may become payable by Agent or any Bank as a result of any such failures. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. Notwithstanding anything to the contrary contained in this subsection, Borrower shall not be required to pay any additional amounts to any Bank pursuant to this subsection to the extent such additional amounts result from such Bank’s negligence.

(b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof shall:

(i) deliver to Borrower and Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

(ii) deliver to Borrower and Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by Borrower or Agent; unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise by required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises Borrower and Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each party that shall become a transferee pursuant to Section 11.1 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to Bank from which the related participation shall have been purchased.

4.11 LIBOR Loan Indemnification. Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of LIBOR Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto (collectively, the “Make Whole Costs”). The Make Whole Costs shall include any and all costs, expenses, penalties and charges incurred by the Banks as a result thereof (excluding any loss of profit or margin), plus an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or borrowed, converted or continued, for the period from the time of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of the failure to borrow, convert or continue, the Interest Period which would have commenced on the date of such failure) in each case the applicable rate of interest for such Loans provided herein (excluding, however, the Applicable Margin included thereon, if any) over (ii) the amount of interest (as reasonably determined by such Bank) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the eurodollar deposit market. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts due hereunder. Amounts payable pursuant to this subsection shall be paid to Agent for the account of the applicable Bank, upon the request of such Bank through Agent and delivery to Borrower of a certificate setting forth in reasonable detail such Bank’s determination of such amounts. A determination of any Bank as to the amounts payable pursuant to this subsection shall be prima facie evidence of such amounts and shall be based upon the assumption that such Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which such Bank deems appropriate and practical, provided, however, that such Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

4.12 Extension of Maturity Date. Borrower shall have the right to extend the Maturity Date of the Loan for twelve (12) months to September 10, 2011 on the following terms and conditions:

(a) Borrower shall deliver notice of such extension (the “Extension Request”) to Agent not less than forty-five (45) days prior to the Maturity Date;

(b) Borrower shall pay to Agent an extension fee in the amount set forth in the Fee Letter;

(c) Borrower and Guarantor are in compliance with all of the covenants contained in Section 9.3 hereof,

(d) No Unmatured Event of Default or Event of Default exists on the date of the Extension Request or the Maturity Date (as determined without regard to such Extension Request) and there have been no prior Events of Default under the Loan, during the term of the Loan;

(e) The representations and warranties made by the Borrower and the other Obligors in the Loan Documents shall have been true and correct in all material respects on the date the Extension Request is made and on the Maturity Date (as determined without regard to such Extension Request) (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date)); and

(f) Each Extension Request shall constitute a representation and warranty by the Borrower that all of the foregoing conditions have been satisfied on the date of such Extension Request.

4.13 Removal of a Bank. If (a) the obligation of any Bank to make LIBOR Loans or to continue, or to convert Base Rate Loans into, LIBOR Loans shall be canceled or suspended pursuant to Section 4.8, (b) a Bank requests compensation pursuant to Section 4.9, (c) payments to a Bank are required to be increased, or the Borrower is required to make payments to a Governmental Authority in respect of amount payable hereunder to a Bank, as a result of Section 4.10, (d) a Bank becomes a Defaulting Bank or (e) a Bank does not consent to any amendment, modification or waiver to, or consent regarding, this Agreement or any other Loan Document which, pursuant to Section 14.2(b) requires the consent of such Bank, and the Required Banks shall have, or shall have been deemed to have, consented to such amendment, modification, waiver or consent, then, so long as no Event of Default or Unmatured Event of Default has occurred (unless otherwise agreed to by the Agent in its sole discretion) the Borrower may either (i) demand that such Bank (the “Affected Bank”), and upon such demand the Affected Bank shall promptly, assign, its Commitment to an Assignee subject to and in accordance with the provisions of Section 11.1 for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Bank plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Bank, or any other amount as may be mutually agreed upon by such Affected Bank and such Assignee, or (ii) pay to the Affected Bank the aggregate principal balance of Loans then owing to the Affected Bank plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Bank, whereupon the Commitment of the Affected Bank shall be terminated and the Affected Bank shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of the Agent and the Affected Bank shall reasonably cooperate in effectuating the replacement of such Affected Bank under this Section, but at no time shall the Agent, such Affected Bank nor any other Bank be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Bank or any of the other Banks.

ARTICLE 5

LOAN DOCUMENTS

5.1 Loan Documents. As a condition precedent to the Loan Opening, Borrower agrees that it will deliver the following Loan Documents to Agent, all of which must be reasonably satisfactory to Agent and Agent’s counsel in form, substance and execution:

(a) Promissory Notes. Promissory notes dated the date hereof executed by Borrower and made payable to the order of each Bank in the amount of its respective initial Commitment in the form of Exhibit A attached hereto.

(b) Guaranty. A Guaranty of Payment (the “Guaranty”), executed by Guarantor to and for the benefit of Agent, guaranteeing to Agent, on behalf of the Banks, payment of all amounts due in connection with the Loan.

(c) Intentionally Omitted.

(d) Searches. A report from the appropriate filing officers indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than those satisfactory to Agent and liens and security interests in favor of Agent) are of record or on file encumbering the Borrower or Guarantor, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower and Guarantor.

(e) Borrower’s Attorney’s Opinion. An opinion of Borrower’s counsel addressing such issues as Agent may reasonably request, including the following propositions and questions of law that to the extent the same are customarily given in the State:

(i) Borrower and Guarantor are duly organized, validly existing and in good standing to do business in the state of their respective organization and in the State;

(ii) Each of Borrower and Guarantor has all necessary legal right, power and authority to conduct its business and to enter into and perform its obligations under the Loan Documents to which it is a party;

(iii) all necessary corporate, shareholder, membership, partnership approvals, resolutions and directions have been obtained for the execution by each of Borrower and Guarantor of the Loan Documents to which it is a party;

(iv) the execution and delivery by each of Borower and Guarantor of the Loan Documents to which it is a party, the performance thereunder by each of Borrower and Guarantor will comply with all applicable law and will not violate or conflict with the instruments under which Borrower or Guarantor is organized or formed or any applicable material contracts or agreements;

(v) the Loan Documents to which Borrower or Guarantor is a party have been duly and validly executed and delivered by Borrower or Guarantor, as applicable, and are enforceable in accordance with their respective terms (subject to bankruptcy laws and laws pertaining to the exercise of creditors’ rights generally); and

(vi) the making of the Loan, the charging of all interest and fees due thereunder do not violate any usury laws.

(f) Organizational Documents. If Borrower is a partnership (and if any general partner of Borrower is a partnership), a copy of the partnership agreement creating Borrower (and such general partner) certified by a general partner of such partnership as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a incumbency certificate showing specimen signatures for all partners of Borrower executing any Loan Documents. In addition, if Borrower is a limited partnership (or if any general partner of Borrower is a limited partnership), a certified copy of the certificate of limited partnership (and amendments thereto) of such partnership. If Borrower is a corporation (or if any general partner of Borrower is a corporation), a current Certificate of Good Standing for Borrower (or that partner) from the state of incorporation, a certified copy of the Articles of Incorporation and Bylaws, including all amendments thereto, for Borrower (or that partner) and an incumbency certificate showing specimen signatures for all officers of Borrower (or that partner) executing any Loan Documents, and certified copies of director and shareholder resolutions authorizing execution and delivery of the Loan Documents. If Borrower is a limited liability company (or if any manager or general partner of Borrower is a limited liability company), a copy of the operating agreement creating Borrower (or such manager or partner), certified by the manager or the controlling member of such entity as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a current Certificate of Good Standing for Borrower (and its manager or general partner) from the state of incorporation, a certified copy of the Articles of Organization, including all amendments thereto, for Borrower (and its manager or general partner), a certificate from the manager or controlling member providing that no certificate of dissolution has been filed, a incumbency certificate showing specimen signatures for all of the members of Borrower (and its manager or general partner) executing any Loan Documents and, if necessary, certified copies of resolutions from the members authorizing execution and delivery of the Loan Documents. Borrower shall also provide the appropriate organizational documents for each Subsidiary Guarantor.

(g) Intentionally Omitted.

(h) Additional Documents. Such other papers and documents regarding Borrower or Guarantor as Agent may reasonably require.

5.2 Termination of Agreement. Borrower agrees that all conditions precedent to the Loan Opening will be complied with on or prior to the Loan Opening Date. If all of the conditions precedent to the Loan Opening hereunder shall not have been performed on or before the Loan Opening Date, the Banks may, at their option at any time thereafter and prior to the Loan Opening, terminate this Agreement and all of their obligations hereunder by giving a written notice of termination from Agent to Borrower. In the event of such termination, Borrower shall pay all Loan Expenses which have accrued or been charged as of the Loan Opening Date.

ARTICLE 6

INTENTIONALLY OMITTED

ARTICLE 7

DISBURSEMENTS

7.1 Conditions Precedent to Disbursement of Loan Proceeds. The Loan Opening shall be made at such time as all of the conditions and requirements of this Agreement required to be performed by Borrower or other parties prior to the Loan Opening have been satisfied or performed, unless the same shall have been waived in writing by Agent; but, subject to Section 5.2, in no event shall the Loan Opening occur later than the Loan Opening Date. At the Loan Opening, the Banks shall disburse funds necessary to pay any Loan Expenses then due. No disbursement of Loan Proceeds shall be made by the Banks to Borrower at any time unless:

(a) no Event of Default or Unmatured Event of Default has occurred and not been waived under this Agreement or under any Loan Document;

(b) all representations and warranties made by Borrower to the Banks herein and otherwise in connection with this Loan continue to be accurate in all material respects (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date));

(c) no litigation or proceedings are pending or threatened (including proceedings under Title11 of the United States Code) against Borrower, Guarantor or the Collateral Pool Properties, which litigation or proceedings could reasonably be expected to have a Material Adverse Affect as determined by the Required Banks;

(d) if the proposed disbursement is an Acquisition Disbursement, the Loan Documents applicable to the Properties being acquired and additional requirements of Section 7.3 hereof have been satisfied;

(e) the Advance shall not cause the aggregate principal amount of all Advances to exceed the Borrowing Base Loan Amount;

(f) the Advance shall not cause a violation of any of the Financial Covenants set forth in Section 9.3 hereof; and

(g) Borrower has delivered a Request for Advance and a Compliance Certificate showing only a calculation of the Financial Covenant set forth in Section 9.3(f), (g) or (h), as applicable, and the Borrowing Base Loan Amount.

7.2 Borrowing Procedures.

(a) Borrower shall submit a Request for Advance (appropriately completed and including all documentation required to be attached thereto pursuant to Section 7.3 hereof) to Agent by 2:00 p.m. Chicago, Illinois time not less than five (5) Business Days prior to the Borrowing Date specified therein requesting that the Banks make Loans on the Borrowing Date and specifying (i) the amount to be borrowed, and (ii) all items to be paid with such advance. Not less than three (3) Business Days prior to the Borrowing Date Borrower shall notify Agent in writing (which written notice may be sent via telecopy or email) whether the Loans are to be LIBOR Loans, Base Rate Loans, or a combination thereof, and if the Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such type of Loan and the respective lengths of the initial Interest Periods therefor. If Borrower selects a LIBOR Loan and the borrowing is not made on the Borrowing Date for any reason, Borrower shall be liable for any amounts payable pursuant to Section 4.11 hereof. Agent, no later than two (2) Business Days prior to the date an advance is to be made, shall (i) notify each Bank thereof and (ii) send to each Bank a copy of Borrower’s Request For Advance together with all supporting documentation. Provided all conditions to an Advance have been satisfied, as determined by Agent, or waived, each Bank will make the amount of its Pro Rata Share of each borrowing available to Agent for the account of Borrower at the Chicago office of Agent specified in accordance with Section 15.9 hereof prior to 11:00 A.M., Chicago, Illinois time on the date requested by Borrower in funds immediately available to Agent. Each borrowing will be made available to Borrower by Agent depositing the aggregate amounts made available to Agent by the Banks directly to any third party to whom an amount is payable or, in the case of an Acquisition Disbursement, into an escrow with the applicable Title Insurance Company. The execution of this Agreement by Borrower constitutes an irrevocable authorization to Agent and the Banks to advance Loan proceeds as provided in this Section. All sums advanced by direct payment to third parties shall reduce the Available Commitment, shall be evidenced by the Notes and shall be secured by the Loan Documents. The Banks shall have no obligation to make advances of the Loan proceeds more often than five times in each calendar month. Neither the Banks nor Agent shall have any obligation to see to the disposition of any direct payments to any Person.

(b) Unless Agent shall have been notified by any Bank prior to the date of any proposed borrowing that such Bank does not intend to make available to the Agent the Loan on such date, Agent may assume that such Bank has made such Bank’s Pro Rata Share of the Loan available to the Agent on such date and Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to Agent by such Bank by 1:00 P.M., Chicago, Illinois time, on the Business Day of such proposed borrowing (it being understood that any such notice received after 1:00 P.M., Chicago, Illinois time, on any Business Day shall be deemed to have been received the immediately following Business Day), such Bank agrees to pay and the Borrower agrees to repay to Agent within two Business Days of demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to Agent, at the interest rate applicable to such borrowing. If such Bank shall pay to Agent such amount, such amount so paid shall constitute such Bank’s Loan, and if both such Bank and the Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly pay over to the Borrower such corresponding amount in same day funds, but the Borrower shall remain obligated for all interest thereon to the extent not already paid by the Borrower pursuant to the preceding sentence. Nothing in this Section 7.2(b)shall be deemed to relieve any Bank of its obligation hereunder to make its Loan on any date specified in any borrowing notice.

(c) If a Bank (a “Defaulting Bank”) defaults in making any advance or paying any other sum due and payable by it hereunder, such sum together with interest thereon at the interest rate applicable to such borrowing from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Bank Default Obligation”) shall be payable by the Defaulting Bank (i) to any Bank which elects, at its sole option (and with no obligation to do so), to fund the amount which the Defaulting Bank failed to fund or (ii) to Agent or any other Bank which under the terms of this Agreement is entitled to reimbursement from the Defaulting Bank for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Bank has repaid the Bank Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Bank shall instead be applied first to repay the Bank Default Obligation (to be applied first to interest at the Federal Funds Rate and then to principal) until the Bank Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Bank), whereupon such Bank shall no longer be a Defaulting Bank. Any interest collected from Borrower on account of principal advanced by any Bank(s) on behalf of a Defaulting Bank shall be paid to the Bank(s) who made such advance and shall be credited against the Defaulting Bank’s obligation to pay interest on the amount advanced at the Federal Funds Rate. If no other Bank funds the amount which the Defaulting Bank was obligated to fund, then a portion of the Defaulting Bank’s indebtedness hereunder equal to the Bank Default Obligation shall be subordinated to the indebtedness of Borrower to the Banks (other than the Defaulting Bank) and shall be repaid only after payment in full of all other indebtedness hereunder. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. Additionally, a Defaulting Bank’s right to vote on matters which are subject to the consent or approval of the Banks (other than the Defaulting Bank) shall be suspended until it ceases to be a Defaulting Bank, and during any such period in which a Defaulting Bank’s voting rights have been suspended the Required Banks shall be the requisite percentage of all other entities comprising the Banks. Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Bank Default Obligation any amounts to be paid to such Defaulting Bank under this Agreement, and (ii) bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the Bank Default Obligation and, to the extent such recovery would not fully compensate Bank (other than the Defaulting Bank) for the Defaulting Bank’s breach of this Agreement, to collect damages. In addition, the Defaulting Bank shall indemnify, defend and hold Agent and each of the other Banks harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Bank on account of the Defaulting Bank or any other damages such entities may sustain by reason of the Defaulting Bank’s failure or refusal to abide by its obligations under this Agreement. If a Bank becomes a Defaulting Bank, Borrower may find a replacement Bank and require the Defaulting Bank to assign (which a Defaulting Bank shall do upon Borrower’s demand) its interests to such replacement in accordance with the terms of Section 11.1 of this Agreement provided that there shall be deducted from the amount that would otherwise be paid to the Defaulting Bank an amount equal to the Bank Default Obligation.

(d) Borrower hereby authorizes each Bank to make advances directly to Agent for payment and reimbursement of all charges, costs and expenses incurred by Agent in connection with the Loan, including, but not limited to, (i) loan fees in connection with the Loan (in accordance with the Loan Documents); (ii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iii) all fees and disbursements of consultants engaged by Borrower and/or Agent, including the fees and disbursements of architects, engineers and Agent’s insurance consultant; (iv) all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (v) all appraisal fees; (vi) all title, casualty, liability, payment, performance or other insurance or bond premiums; (vii) all reasonable fees and disbursements of legal counsel engaged by Agent in connection with the origination, negotiation, document preparation, consummation and administration of the Loan and all reasonable fees and disbursements of legal counsel engaged by the Agent in connection with the enforcement of this Agreement or any of the Loan Documents, which, so long as Agent has not engaged outside counsel, shall also include reasonable attorneys’ fees and time charges of attorneys who may be employees of the Agent or any affiliate of the Agent and for which Agent has provided Borrower reasonable documentation of such fees and time charges; and (viii) any amounts required to be paid by Borrower under this Agreement, any Security Instrument or any Loan Document after the occurrence of an Event of Default (all of which are herein referred to as “Loan Expenses”).

7.3 Documents Required for Each Acquisition Disbursement. At least twenty (20) days (or such shorter period as may be acceptable to Agent) prior to the date of any Acquisition Disbursement with respect to Potential Collateral, Borrower shall deliver to Agent, with respect to the Property proposed to be deemed a Collateral Pool Property (i) a copy of the purchase and sale agreement, if any; (ii) a certified rent roll and copies of all Major Leases; (iii) upon Agent’s request, proforma financial projections of the Potential Collateral; and (iv) such other information as Agent reasonably shall request. At least five (5) Business Days (or such shorter period as may be acceptable to Agent) prior to the date of any Acquisition Disbursement with respect to a Property to become a Collateral Pool Property, Agent shall have received each of the following, dated (unless otherwise set forth herein) as of the date of such Advance and in form and substance reasonably satisfactory to Agent:

(a) Borrower’s disbursement request (a “Request For Advance”), in the form attached hereto as Exhibit B;

(b) A Deed of Trust, Mortgage or Deed to Secure Debt, as applicable for the State in which such Property is located, Assignment of Leases and Rents and Leases, Security Agreement, Fixture Filing and Financing Statement (the “Security Instruments”), duly executed by Borrower or the Subsidiary owning such Property to and for the benefit of Agent, granting a first lien (subject to Permitted Exceptions (as defined in the Security Instrument)) on such Property to Agent for the benefit of the Banks, to secure the Notes, the Loan and all obligations of Borrower or the Subsidiary Guarantor under the applicable Loan Documents, owning such Property in connection therewith. Notwithstanding anything herein to the contrary, Agent shall have the right to revise the Security Instruments to conform to local recording requirements and to include such other provisions as Agent determines, in its sole discretion, are necessary to conform to the laws of the State in which the applicable Property is located with respect to the creation and perfection of liens and security interests and the enforcement of remedies. Each Secuirty Instrument shall secure an amount up to the Commitment Amount, except that, in those juridictions in which there is a recording or similar tax imposed with respect to mortgage indebtedness, in which case the Security Instrument shall secure an amount equal to ninety percent (90%) of the Appraised Value of such Property. All Loan Documents required to be delivered by in connection with the acquisition of any Property shall be cross defaulted and cross collateralized and will be modified to meet applicable State requirements.

(c) An Assignment of Rents and Leases (the “Assignment of Rents”), duly executed by Borrower or the Subsidiary owning such Property to and for the benefit of Agent, collaterally assigning to Agent for the benefit of the Banks all of Borrower’s or the Subsidiary’s rents, leases and profits of such Property as security for the Notes, and, if Agent so requires, specific collateral assignments of any particular Major Leases bearing the consent to the assignment of the lessee whose Lease is so assigned.

(d) Uniform Commercial Code Financing Statements as required by Agent to perfect all security interests granted by a Security Instrument relating to such Property.

(e) An Environmental Indemnity Agreement (the “Environmental Indemnity”), jointly and severally executed by Borrower, Guarantor and the Subsidiary Guarantor owning such Property to and for the benefit of Agent, on behalf of the Banks, whereby Borrower, Guarantor and such Subsidiary Guarantor jointly and severally indemnify the Banks for any loss, cost, damage or expense incurred as a result of environmental matters at such Property.

(f) Collateral assignments of such agreements, leases, contracts and other rights or interests of Borrower or the applicable Subsidiary Guarantor as Agent may reasonably request.

(g) A report from the appropriate filing officers of the State and county in which each Property being acquired is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than permitted exceptions to title and other liens satisfactory to Agent and liens and security interests in favor of Agent) are of record or on file encumbering such portion of any Property, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to such Subsidary Guarantor.

(h) If such Subsidiary Guarantor is a partnership (and if any general partner of Subsidiary Guarantor is a partnership), a copy of the partnership agreement creating such Subsidiary Guarantor (and such general partner) certified by a general partner of such partnership as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a incumbency certificate showing specimen signatures for all partners of such Subsidiary Guarantor executing any Loan Documents. In addition, if such Subsidiary Guarantor is a limited partnership (or if any general partner of such Subsidiary Guarantor is a limited partnership), a certified copy of the certificate of limited partnership (and amendments thereto) of such partnership. If such Subsidiary Guarantor is a corporation (or if any general partner of such Subsidiary Guarantor is a corporation), a current Certificate of Good Standing for such Subsidiary Guarantor (or that partner) from the state of incorporation and from the State (if required by applicable law), a certified copy of the Articles of Incorporation and Bylaws, including all amendments thereto, for such Subsidiary Guarantor (or that partner) and an incumbency certificate showing specimen signatures for all officers of such Subsidiary Guarantor (or that partner) executing any Loan Documents, and certified copies of director and shareholder resolutions authorizing execution and delivery of the Loan Documents. If such Subsidiary Guarantor is a limited liability company (or if any manager or general partner of such Subsidiary Guarantor is a limited liability company), a copy of the operating agreement creating such Subsidiary Guarantor (or such manager or partner), certified by the manager or the controlling member of such entity as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a current Certificate of Good Standing for such Subsidiary Guarantor (and its manager or general partner) from the state of incorporation and the State (if required by applicable law), a certified copy of the Articles of Organization, including all amendments thereto, for such Subsidiary Guarantor (and its manager or general partner), a certificate from the manager or controlling member providing that no certificate of dissolution has been filed, a incumbency certificate showing specimen signatures for all of the members of such Subsidiary Guarantor (and its manager or general partner) executing any Loan Documents and, if necessary, certified copies of resolutions from the members authorizing execution and delivery of the Loan Documents.

(i) Certified copies of all Major Leases for the Property being acquired and such evidence as to the validity thereof, absence of defaults thereunder and financial ability of the parties thereto to perform as Agent may reasonably request. In addition, Borrower shall deposit all security deposits required under Leases with Agent in an account in Borrower’s name, which account is pledged to Agent pursuant to the Assignment of Rents; provided, however, that such security deposits may only be applied in accordance with the terms and conditions of the Leases.

(j) If such Property is to be owned by a Subsidiary that is not already a Subsidiary Guarantor, a Joinder Agreement executed by the Subsidiary Guarantor acquiring such Property;

(k) [Intentionally Omitted.]

(l) A marked title commitment or pro forma or a mortgagee’s policy of title insurance (the “Title Policy”) issued by a reputable national title insurance company reasonably acceptable to Agent, in form and substance satisfactory to Agent, (i) insuring Agent (in an amount equal to ninety percent (90%) of the Appraised Value of such Property) that each Security Instrument constitutes a valid first mortgage lien on the Subsidiary Guarantor’s interest in the Property, (ii) containing the following endorsements (to the extent applicable and available in the state where the applicable Property is located): comprehensive, zoning 3.1 (with parking and excluding marketability limitation), tax parcel, contiguity, survey, restrictions, location, subdivision, PUD, environmental protection lien, usury, doing business, variable interest rate, aggregate liability/tie in, creditor’s rights, last dollar (first loss), and such other endorsements and affirmative coverage as reasonably required by Agent, (iii) with such reinsurance (with direct access provisions) as Agent may request, and (iv) subject only to the encumbrances reasonably satisfactory to Agent; and Agent shall also have received evidence that the premiums in respect of such Title Policy have been paid;

(m) A current survey of the Property by a licensed surveyor reasonably satisfactory to Agent and such Title Insurance Company, certified to Agent, Borrower (or Subsidiary Gurantor, as applicable) and the applicable Title Insurance Company satisfying the requirements set forth herein showing no state of facts unacceptable to Agent in its reasonable judgment;

(n) A copy of all recorded documents referred to, or listed as exceptions to title in, the Title Policy referred to in subsection (l) above, and certified copies of appurtenant easements affecting or benefitting the Property;

(o) Environmental studies, in each case satisfactory to Agent in its sole discretion, confirming that there are no Hazardous Materials, including, without limitation, mold, mycotoxins and other microbial matter, on or under the Property in violation of applicable Environmental Laws, except as set forth in such environmental studies;

(p) Certificates or binders naming Agent as an additional insured or loss-payee (as applicable) under the policies of insurance required to be maintained with respect to such Property, accompanied by a certification from the Borrower stating that all insurance required hereunder and under the other Loan Documents has been obtained, such insurance satisfies the requirements hereof and thereof, and is in full force and effect and that all current premiums therefor have been paid in full;

(q) An opinion of counsel licensed in the state or commonwealth in which the Property is located in the form reasonably satisfactory to Agent (which shall not be required to include a zoning opinion, except in states where such opinions are customarily given and which may contain exceptions customarily included in such state);

(r) A certified rent roll for the Property dated not earlier than two (2) Business Days prior to the date of the Acquisition Disbursement;

(s) Subordination, Non-Disturbance and Attornment Agreements, substantially in Agent’s customary form or other form acceptable to Agent (the “SNDAs”), from tenants leasing at least seventy percent (70%) of the rentable square footage shown on the rent roll for the Property, including, without limitation, from all tenants at the Property whose premises consists of at least 10,000 rentable square feet; provided, however, following the Acquisition Disbursement, Borrower shall use commercially reasonable efforts to obtain SNDAs from tenants, which taken together with the SNDAs previously delivered to Agent, leasing at least ninety percent (90%) of the rentable square footage shown on the rent roll for the Property (the “Required Tenants”); provided, further however, Agent, in its sole discretion, may from time to time with respect to one or more Properties, waive Borrower’s compliance with this clause (s);

(t) Tenant estoppel certificates, substantially in form acceptable to Agent from tenants leasing at least seventy percent (70%) of the rentable square footage shown on the rent roll for the Property, including, without limitation, from all tenants at the Property whose premises consists of at least 10,000 rentable square feet; provided, however, following the Acquisition Disbursement, Borrower shall use commercially reasonable efforts to obtain estoppel certificates from tenants, which taken together with the estoppel certificates previously delivered to Agent, leasing at least ninety percent (90%) of the rentable square footage shown on the rent roll for the Property; provided however, Agent, in its sole discretion, may from time to time waive Borrower’s compliance with this clause (t);

(u) Evidence reasonably satisfactory to Agent as to the compliance of the Property with all applicable zoning, subdivision and land use and building statutes, codes, ordinances, regulations, variances, and with all other laws affecting the use and operation of the Properties (including the Americans with Disabilities Act);

(v) Evidence as to whether the Property is located in a flood zone and flood insurance if such Property is located in a flood zone;

(w) A FIRREA Appraisal of the Property;

(x) A certified copy of the management agreement for the Property;

(y) An Assignment and Subordination of Management Agreement for the Property;

(z) A copy of the engineering report for the Property (which shall be ordered by Agent at Borrower’s expense);

(aa) Copies of all documents executed in connection with the acquisition of the Property, including, without limitation, the deed and closing statement;

(bb) Property specific financial information for the Property, including, without limitation, to the extent available, operating statements for the immediately preceding three (3) years, the current year-to-date operating statement and the capital expenditure budget;

(cc) Such consents or acknowledgements from such Persons as Agent or its counsel may reasonably determine to ensure the priority of its lien or the enforceability of the Loan Documents;

(dd) A Compliance Certificate; and

(ee) Such other documents and instruments as Agent may deem reasonably necessary or appropriate.

7.4 Other Conditions to Acquisition Disbursement. At the time of the making by the Banks of each Acquisition Disbursement (immediately before as well as immediately after giving effect to such Acquisition Disbursement and to the proposed use of the proceeds thereof), each of the following requirements shall be satisfied as determined by Agent in its sole and absolute discretion:

(a) Material Adverse Change. There shall have been no Material Adverse Change;

(b) Eminent Domain. No proceedings shall have been threatened or commenced by any authority having the power of eminent domain to condemn any part of the Property being acquired with such Advance and no part of such Property shall have been damaged and not repaired which Agent, in its reasonable judgment, deems material;

(c) Costs and Expenses. Agent shall have received payment of all costs and expenses (including, without limitation, all Loan Expenses, reasonable attorneys’ fees and other disbursements) incurred by Agent in connection with reviewing and evaluating the items furnished and the actions purporting to satisfy the conditions and requirements to be satisfied pursuant to this Section 7.4.

(d) Approval of Additional Property. Agent shall have approved, in its sole discretion, the Potential Collateral, and if such Potential Collateral is approved by Agent, such Property has been approved by the Required Banks. No Property shall become a Collateral Pool Property unless (i) construction of such Property has been completed as evidenced by a final certificate of occupancy, (ii) such Property is managed by Triple Net Properties Realty, Inc., a California corporation, an Affiliate or a third party reasonable acceptable to Agent; (iii) if such Property is a Permitted Investment, such Permitted Investment is operated by an entity acceptable to Agent in its sole discretion, (iv) the Loan to Cost Ratio, including the Property being acquired, will not exceed 65%, (v) the Loan to Value Ratio, including the Property being acquired, will not exceed 65% and (vi) following the acquisition of such Property, the Debt Service Coverage Ratio shall be not less than 1.25 to 1.0.

(e) Financial Covenants. Such Acquisition Disbursement shall not cause a violation of any of the covenants contained in Section 9.3 hereof.

7.5 Expenses and Advances Secured by Security Instruments. Any and all advances or payments made by the Banks hereunder, from time to time, and any amounts expended by Agent pursuant to this Agreement, together with reasonable attorneys’ fees, if any, and all other Loan Expenses, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become secured and guaranteed by the Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such indebtedness shall exceed the face amount of the Notes.

7.6 Acquiescence not a Waiver. To the extent that Agent may have acquiesced (whether intentionally or unintentionally) in the Borrower’s failure to comply with and satisfy any condition precedent to the Loan Opening, to any disbursement of Loan Proceeds, such acquiescence shall not constitute a waiver by Agent of any condition precedent set forth in this Agreement, and Agent at any time thereafter may require the Borrower to comply with and satisfy all conditions and requirements of this Agreement.

7.7 Sale of Property. Subject to satisfaction of the following conditions, Borrower shall have the right to sell Collateral Pool Properties:

(a) Borrower shall deliver a true, complete and correct copy of the purchase agreement for such sale to Agent not less than fifteen (15) Business Days prior to the closing date;

(b) The purchase price for such Collateral Pool Property shall be in an amount sufficient to pay the Property Release Price (as defined below);

(c) Borrower shall deliver a Compliance Certificate to Agent not less than five (5) Business Days (or such shorter period as may be acceptable to Agent) prior to the closing of such sale showing only a calculation of the Financial Covenant set forth in Section 9.3(f), (g) or (h), as applicable, and the Borrowing Base Loan Amount giving pro forma effect to the sale and confirming that following such sale, Borrower shall continue to be in pro forma compliance with such covenant;

(d) The Borrowing Base Loan Amount will not be exceeded as a result of such sale;

(e) No Event of Default or Unmatured Event of Default shall exist as of the date of such sale;

(f) Borrower shall pay to Agent all reasonable costs, fees and expenses incurred by Agent in connection with such sale and the release of the liens of the Loan Documents from the Collateral Pool Property being sold; and

(g) Agent shall receive the “Property Release Price” at the closing of such sale. The Property Release Price shall mean the minimum amount which, if paid to reduce the outstanding principal balance of the Loan, will result in (i) Borrower continuing to be in compliance with the covenants set forth in Section 9.3 and (ii) the Borrowing Base Loan Amount not being exceeded.

Upon satisfaction of the foregoing conditions, Agent shall release its liens against the applicable Property and release the applicable Subsidiary Guarantor from its obligations under the Loan Documents.

7.8 Release of Property. Subject to satisfaction of the following conditions, Borrower shall have the right to have a Collateral Pool Property no longer be deemed a Collateral Pool Property:

(a) Borrower shall deliver a Compliance Certificate to Agent not less than five (5) Business Days (or such shorter period as may be acceptable to Agent) prior to the date such Property shall no longer be deemed a Collateral Pool Property (the “Release Date”) showing only a calculation of the Financial Covenant set forth in Section 9.3(f), (g) or (h), as applicable, and the Borrowing Base Loan Amount giving pro forma effect to such release and confirming that following the Release Date, Borrower shall continue to be in pro forma compliance with such covenant;

(b) The Borrowing Base Loan Amount will not be exceeded as a result of such Property no longer being included as a Collateral Pool Property;

(c) No Event of Default or Unmatured Event of Default shall exist as of the date of the Release Date;

(d) Borrower shall pay to Agent all reasonable costs, fees and expenses incurred by Agent in connection with the release of the liens of the Loan Documents from the Collateral Pool Property being released; and

(e) Agent shall receive the Property Release Price (if any) on the Release Date.

Upon satisfaction of the foregoing conditions, Agent shall release its liens against the applicable Property and release the applicable Subsidiary Guarantor from its obligations under the Loan Documents.

ARTICLE 8

FURTHER AGREEMENTS OF BORROWER

8.1 Mechanics’ Liens, Taxes and Contest Thereof. Borrower agrees that it will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against any Collateral Pool Property and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, and will pay all special assessments which have been placed in collection and all real estate taxes and assessments of every kind (regardless of whether the same are payable in installments) upon any Collateral Pool Property, before the same become delinquent; provided, however, that Borrower or the applicable Subsidiary Guarantor shall have the right to contest in good faith and with reasonable diligence the validity of any such lien, claim, tax or assessment. If Borrower or the applicable Subsidiary Guarantor shall fail promptly either to discharge or to contest claims, taxes or assessments asserted or give security or indemnity in the manner provided in the applicable Security Instrument, or having commenced to contest the same, and having given such security or indemnity shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the applicable Security Instrument, or upon the adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Agent may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, in its sole discretion, effect any settlement or compromise of the same. Any amounts so expended by Agent, including premiums paid or security furnished in connection with the issuance of any surety bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising, discharging or providing indemnity or security for any claim for lien, tax or assessment, Agent shall not be required to inquire into the validity or amount thereof.

8.2 Fixtures and Personal Property. Except for a security interest granted to Agent, equipment leases and purchase money financing, Borrower agrees that all of the personal property, fixtures, attachments, furnishings and equipment in connection with the operation of the Collateral Pool Properties will be kept free and clear of all chattel mortgages, vendor’s liens, and all other liens, claims, encumbrances and security interests whatsoever, and that the applicable Subsidiary Guarantor will be the absolute owner of said personal property, fixtures, attachments and equipment. The applicable Subsidiary Guarantor, on request, will furnish Agent with satisfactory evidence of such ownership, and of the terms of purchase and payment therefor.

8.3 Proceedings to Enjoin or Prevent Use or Occupancy. If any proceedings are filed or are threatened to be filed seeking to (a) enjoin or otherwise prevent or declare invalid or unlawful the occupancy, maintenance or operation of any Collateral Pool Property or any portion thereof; (b) adversely affect the validity or priority of the liens and security interests granted Agent hereby; or (c) adversely affect the financial condition of Borrower, the applicable Subsidiary Guarantor or Guarantor, then Borrower will notify Agent of such proceedings and within two (2) Business Days following Borrower’s notice of such proceedings, Borrower will cause such proceedings to be diligently contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom. Without limiting the generality of the foregoing, Borrower will resist the entry or seek the stay of any temporary or permanent injunction that may be entered against Borrower, Guarantor or any Subsidiary Guarantor in respect of a Collateral Pool Property, and use commercially reasonable efforts to bring about a favorable and speedy disposition of all such proceedings.

8.4 Furnishing Information. Borrower will:

(a) cooperate with Agent in arranging for inspections by representatives of Agent of the Properties;

(b) [Intentionally Omitted];

(c) [Intentionally Omitted];

(d) [Intentionally Omitted];

(e) [Intentionally Omitted];

(f) [Intentionally Omitted];

(g) promptly notify Agent and each Bank of any Unmatured Event of Default, and of any Material Adverse Change in the financial condition of Borrower, any Subsidiary Guarantor or Guarantor;

(h) maintain a standard and modern system of accounting in accordance with generally accepted accounting principles, consistently applied;

(i) permit Agent or any of their agents or representatives to have access to and to examine all books and records regarding the Properties at any time or times hereafter during business hours with prior notice; and

(j) permit Agent to copy and make abstracts from any and all of said books and records.

8.5 [Intentionally Omitted].

8.6 [Intentionally Omitted].

8.7 Excess Indebtedness. Borrower agrees to pay to Agent (i) on demand the amount by which the indebtedness hereunder, at any time, may exceed the Commitment Amount or (ii) within thirty (30) days after demand, the amount by which the indebtedness hereunder, at any time, may exceed the Borrowing Base Loan Amount.

8.8 Project Accounts. Borrower will set up and maintain or cause its Subsidiaries to set up and maintain, all operating accounts and other accounts related to the Properties with Agent and shall maintain monthly minimum balances sufficient to cover demand deposit account activities.

8.9 Distributions. Neither Borrower nor any Subsidiary Guarantor shall make any distributions to their respective partners, shareholders or members, of any revenue received by or on behalf of Borrower or such Subsidiary Guarantor from the ownership and operation of the Properties if an Event of Default or Unmatured Event of Default, has occurred and has not been waived or has occurred during the prior two calendar quarters; provided, however, during such period the Borrower and any such Subsidiary Guarantor may declare and make cash distributions, directly or indirectly, to the Guarantor and their other partners, shareholders or members on a pro rata basis to the extent necessary for the Guarantor to maintain its status as a REIT. Notwithstanding the foregoing or anything herein to the contrary, if either (i) an Event of Default under Section 12.1(a) has occurred which has not been waived or (ii) the Aggregate Advances exceed the Borrowing Base Loan Amount, then without Agent’s prior written consent, no Subsidiary Guarantor shall be permitted to make any distributions to any partners, shareholders or members.

8.10 Further Assurance. Borrower, on request of Agent, from time to time, will execute and deliver or cause to be executed and delivered such documents as may be necessary to perfect and maintain perfected as valid liens the liens granted to Agent pursuant to this Agreement or any of the other Loan Documents, and to fully consummate the transactions contemplated by this Agreement.

8.11 Quarterly Financial Statements. The Borrower shall deliver to the Agent:

(a) As soon as available and in any event not later than the first to occur of (i) the date that is ten (10) days following the filing of the Guarantor’s 10-Q Report with the Securities and Exchange Commission and (ii) the date that is sixty (60) days after the close of each of the first, second and third calendar quarters of Guarantor, the unaudited consolidated balance sheet of Guarantor and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of Guarantor and its Subsidiaries for such period and an unaudited statement of Funds From Operations, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous calendar year, all of which shall be certified by the chief financial officer or chief executive officer of Guarantor, to present fairly, in accordance with GAAP as then in effect and in all material respects, the consolidated financial position of Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and absence of footnote disclosure). Together with such financial statements, the Borrower shall deliver reports, in form and detail reasonably satisfactory to the Agent, setting forth (A) all capital expenditures made during the calendar quarter then ended; (B) upon Agent’s request, pro forma quarterly financial information for Guarantor and its Subsidiaries for the next four (4) calendar quarters, including pro forma covenant calculations, sources and uses of funds, capital expenditures, Operating Cash Flow for the Properties, and other income and expenses; and (C) such other information as the Agent may reasonably request.

(b) As soon as available and in any event not later than the first to occur of (i) the date that is ten (10) days following the filing of the Guarantor’s 10-Q Report with the Securities and Exchange Commission and (ii) the date that is sixty (60) days after the close of each of the first, second and third calendar quarters of Borrower, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such period and an unaudited statement of Funds from Operations, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous calendar year, all of which shall be certified by the chief financial officer or chief accounting officer of Guarantor, to present fairly, in accordance with GAAP as then in effect and in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and absence of full footnote disclosure).

8.12 Year-End Statements. The Borrower shall deliver to Agent:

(a) As soon as available and in any event not later than the first to occur of (i) the date that is ten (10) days following the filing of Guarantor’s 10-K Report with the Securities and Exchange Commission and (ii) the date that is one hundred-five (105) days after the end of each respective calendar year of Guarantor and its Subsidiaries, the audited consolidated balance sheet of Guarantor and its Subsidiaries as of the end of such calendar year and the related audited consolidated statements of income, shareholders’ equity and cash flows of Guarantor and its Subsidiaries for such calendar year and an unaudited statement of Funds From Operations, setting forth in comparative form the figures as at the end of and for the previous calendar year, all of which shall be certified by (A) the chief executive officer or chief financial officer of Guarantor to present fairly, in accordance with GAAP as then in effect and in all material respects, the consolidated financial position of Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period, and (B) independent certified public accountants of recognized national standing, whose certificate shall be unqualified and in scope and substance reasonably satisfactory to the Agent and who shall have authorized Borrower to deliver such financial statements and certification thereof to the Agent and the Banks pursuant to this Agreement. In addition, Borrower shall deliver the reports described in Section 8.12 (a) (A) and (B) with such year-end statements.

(b) As soon as available and in any event not later than the first to occur of (i) the date that is ten (10) days following the filing of the Guarantor’s 10-K Report with the Securities and Exchange Commission and (ii) the date that is one hundred-five (105) days after the end of each respective calendar year of Borrower and its Subsidiaries, the audited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such calendar year and the related audited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such calendar year and an unaudited statement of Funds From Operations, setting forth in comparative form the figures as of the end of and for the previous calendar year, all of which shall be certified by (A) the chief executive officer or chief financial officer of Guarantor to present fairly, in accordance with GAAP as then in effect and in all material respects, the consolidated financial position of Borrower and its Subsidiaries as of the date thereof and the results of operations for such period, and (B) independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Agent and who shall have authorized Borrower to deliver such financial statements and certification thereof to the Agent and the Banks pursuant to this Agreement.

8.13 Compliance Certificate. The Borrower shall deliver to the Agent, at the time financial statements are required to be furnished pursuant to Sections 8.11 and 8.12, and, if an Event of Default has occurred and not been waived, within ten (10) Business Days of the Agent’s request with respect to any other fiscal period, a Compliance Certificate. With each Compliance Certificate, Borrower shall also deliver a certificate (a “Collateral Pool Property Certificate”) executed by the chief executive officer or chief financial officer of Guarantor that: (i) sets forth a list of all Collateral Pool Properties; and (ii) certifies that (A) [intentionally omitted], and (B) all acquisitions, dispositions or other removals of Collateral Pool Properties completed during such quarterly accounting period, calendar year, or other fiscal period were permitted under this Agreement, and (C) the acquisition cost of any Collateral Pool Properties acquired during such period and any other information that Agent may require to determine the Collateral Pool Properties Value of such Collateral Pool Property, and the Collateral Pool Properties Value of any Collateral Pool Properties removed during such period. In addition, with each such Compliance Certificate, Borrower shall deliver the following information: (w) a schedule of all outstanding Indebtedness of each Obligor, showing for each component of Indebtedness, the lender, the total commitment, the total indebtedness outstanding, the interest rate, if fixed, or the applicable margin over an index, if the interest rate floats, the term, the required amortization (if any) and the security (if any); (y) a schedule of all interest rate protection agreements to which any Obligor is a party, showing for each such agreement, the total dollar amount, the type of agreement (i.e. cap, collar, swap, etc.) and the term thereof and (z) a copy of all management reports, if any, submitted to the Borrower or Guarantor or its management by its independent public accountants.

8.14 Other Information. The Borrower shall deliver to the Agent:

(a) Securities Filings. Within five (5) Business Days of the filing thereof, written notice and a listing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any other Obligor or any of their respective Subsidiaries shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(b) Shareholder Information. Upon Agent’s request, copies of all financial statements, reports and proxy statements mailed to the partners of Borrower and promptly upon the issuance thereof copies of all press releases issued by the Borrower or the Guarantor;

(c) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a lien or the posting of a bond or other security, a certificate of the chief financial officer of Guarantor setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

The Borrower may deliver documents, materials and other information required to be delivered pursuant to this Agreement (collectively, “Information”) in an electronic format acceptable to the Agent by e-mailing any such Information to an e-mail address of the Agent as specified by the Agent to the Borrower from time to time. Any Information provided in such manner shall be deemed to have been delivered to the Agent and the Banks on the date on which the Agent posts such Information on the Borrower’s behalf (which the Agent agrees to do promptly upon receipt from the Borrower Agent) on an internet or intranet website to which each Bank and the Agent has access, whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Agent. In the event any documents delivered to Agent are to be signed by Borrower, Guarantor or any other Obligor, originals of such documents shall promptly be delivered to Agent following electronic delivery. Notwithstanding anything in this Agreement to the contrary, the obligations of the Borrower to deliver (i) the financial statements referred to in Sections 8.12 and 8.13 shall be satisfied when the Guarantor files its Form 10-Q and 10-K, respectively, with the Securities and Exchange Commission, and notice of filing of such Form 10-Q and Form 10-K has been delivered to Agent, (ii) notice of any event or condition shall be satisfied when the Guarantor files a Form 8-K with the Securities and Exchange Commission regarding such event or condition, and (iii) the information required to be delivered under Section 8.15(a) or (b) shall be satisfied to the extent such information is filed with the Securities and Exchange Commission.

8.15 Maintenance of Property. In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, (a) protect and preserve all of its properties or cause to be protected and preserved, and maintain or cause to be maintained in good repair, working order and condition all material tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

8.16 Compliance with Applicable Law and Contracts. The Borrower shall comply, and cause each other Obligor and each Subsidiary of the Borrower or any other Obligor to comply, with (a) all Applicable Law, including the obtaining of all Governmental Approvals, (b) their respective governing documents, and (c) all mortgages, indentures, contracts, agreements and instruments to which it is a party or by which any of its properties may be bound, the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect.

8.17 Payment of Taxes and Claims. The Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, pay and discharge or cause to be paid and discharged when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP; provided further that upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Person either (A) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (B) if no such bond is provided, will pay each such tax, assessment, governmental charge, levy or claim.

8.18 Visits and Inspections. The Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, permit representatives or agents of Bank, from time to time, as often as may be reasonably requested, but only during normal business hours and at the expense of such Bank or the Agent (unless an Unmatured Event of Default or Event of Default shall be continuing, in which case the exercise by the Agent or such Bank of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all Collateral Pool Properties of the Borrower, such Subsidiary or other Obligor (but without disturbing the quiet possession of tenants) to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.

8.19 Use of Proceeds; Letters of Credit. The Borrower shall use the proceeds of all Loans and all Letters of Credit for general business purposes and real estate acquisitions only. The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, use any part of such proceeds or Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

8.20 Environmental Matters:

(a) The Borrower shall, and shall cause each Subsidiary Guarantor to, comply with, all Environmental Laws in all material respects. Neither the Borrower nor any Guarantor will, nor will either of them permit any of its respective Subsidiaries or any other Person to, do any of the following: (i) use any of the Collateral Pool Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials, except for small quantities of Hazardous Materials used in the ordinary course of business and in compliance with all applicable Environmental Laws in all material respects, (ii) cause or permit to be located on any of the Collateral Pool Properties any underground tank or other underground storage receptacle for Hazardous Materials except in full compliance with Environmental Laws, or (iii) generate any Hazardous Materials on any of the Collateral Pool Properties except small quantities in the ordinary course of business and in compliance with all applicable Environmental Laws in all material respects.

(b) If the Borrower, any other Obligor or any Subsidiary of Borrower or any other Obligor shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by such Person, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower, or any other Obligor or any of their respective Subsidiaries alleging material violations of any Environmental Law or requiring Borrower, any other Obligor or any of their respective Subsidiaries to take any action in connection with the Release or threatened Release of Hazardous Materials, or (iii) receive any notice from a Governmental Authority or private party alleging that Borrower, any other Obligor or any of their respective Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a Release of Hazardous Materials or any damages caused thereby, the Borrower shall provide the Agent and each Bank with a copy of such notice within thirty (30) days after the receipt thereof by such Person. The Borrower shall, and shall cause the other Obligors and each Subsidiary of the Borrower or any other Obligor to, take or cause to be taken promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

(c) At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Banks) obtain such environmental assessments of any or all of the Collateral Pool Properties as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Materials are present in the soil or water at or adjacent to any such Collateral Pool Property and (ii) whether the use and operation of any such Collateral Pool Property complies with all Environmental Laws to the extent required by the Loan Documents; provided, however, that there shall be no more than one such assessment per Collateral Pool Property per 12-month period, unless Agent reasonably believes a Material Adverse Change relating to Hazardous Materials has occurred at such Collateral Pool Property. Additionally, at any time that the Agent or the Required Banks shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Materials which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Collateral Pool Property, or that any Collateral Pool Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Collateral Pool Property prepared by an environmental engineer reasonably satisfactory to Agent as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Materials are present in the soil or water at or adjacent to such Collateral Pool Property and (ii) whether the use and operation of such Collateral Pool Property comply with all Environmental Laws to the extent required by the Loan Documents. All environmental assessments contemplated by this Section 8.20 shall be at the sole cost and expense of the Borrower.

8.21 Subsidiary Guarantors. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, the applicable Subsidiary Guarantor from the Guaranty and Environmental Indemnity Agreement so long as: (i) no Unmatured Event of Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, an Unmatured Event of Default or Event of Default resulting from a violation of any of the covenants contained in this Section 8.21, (ii) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release; and (iii) such Subsidiary Guarantor shall have obtained a release of all Collateral Pool Properties directly or indirectly owned by it pursuant to Section 7.7. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to Guarantor, which may only be released upon the written approval of Agent and all of the Banks.

8.22 REIT Status. Commencing with the election to be made by Guarantor in 2008 for calendar year 2007 and subsequent years, Guarantor will qualify as a REIT, will elect to be treated as a REIT and will be in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow Guarantor to maintain its status as a REIT.

8.23 Distributions of Income to the Borrower. Subject to Section 8.9 above, the Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter; (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices; (c) funding of reserves required by the terms of any deed of trust, mortgage or similar lien encumbering property of the Subsidiary; and (d) payment or establishment of reserves for payment to minority Equity Interest holders of amounts required to be paid in respect of such Equity Interest.

8.24 Intercompany Fees. Borrower agrees that all advisory fees and/or intercompany fees due and owing between the Borrower and any Affiliate of Borrower which are not customary fees charged at rates reasonably equivalent to those rates reasonably expected to be charged by third parties in an arms length transaction shall be fully subordinate to the Loans. If an Event of Default which has not been waived, or an Unmatured Event of Default, exists, such non-customary fees charged at rates not reasonably equivalent to those rates reasonably expected to be charged by third parties in an arms length transaction shall not be paid until the Loans and all amounts owed the Banks under the Loan Documents are paid in full. Agent hereby agrees the following fees shall be deemed “customary”: (i) property management fees; (ii) acquisition and disposition fees provided such fees (including any brokerage fees paid to any Affiliate of Borrower) do not exceed six percent (6%) of the gross purchase or sale price of such Property; and (iii) asset management fees provided such fees are paid to reimburse such Affiliate of Borrower for actual documented out-of-pocket expenses (such as accounting, legal and administrative expenses) incurred in connection with the management of a Property. Borrower shall cause such advisors or Affiliates to enter into subordination agreements reasonably satisfactory to Agent to comply with this Section.

8.25 Interest Rate Protection. In the event Borrower desires to purchase one or more contracts for interest rate protection from a financial institution other than Agent, Borrower shall deliver to Agent all pertinant financial terms of such contracts and allow Agent twenty-four (24) hours to match the terms of such contracts if Agent so desires.

ARTICLE 9

NEGATIVE COVENANTS

9.1 Debt. Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Borrower agrees that:

(a) other than Indebtedness incurred in the ordinary course of business, it shall not incur any unsecured Indebtedness for borrowed money or guaranty any obligations of any other person; and

(b) it shall not permit any Subsidiary Guarantor to create, incur, assume or suffer to exist any Indebtedness, except:

(i) Obligations under this Agreement and the other Loan Documents; or

(ii) Other Indebtedness incurred in the ordinary course of business or permitted under the Loan Documents.

9.2 Business Activities. The Borrower shall not engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

9.3 Financial Covenants.

(a) From and after March 10, 2008, through June 10, 2009, Borrower shall not permit the ratio of Operating Cash Flow to Borrower’s and its Subsidiaries’ actual interest expense during any computation period determined on a consolidated basis to be less than 1.25 to 1.0 at the end of any fiscal quarter;

(b) From and after June 11, 2009, Borrower shall not permit the ratio of Operating Cash Flow to Borrower’s and its Subsidiaries’ actual interest expense during any computation period determined on a consolidated basis to be less than 1.75 to 1.0 at the end of any fiscal quarter;

(c) From and after March 10, 2008, through June 10, 2009, Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.0 at the end of any fiscal quarter;

(d) From and after June 11, 2009, Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0 at the end of any fiscal quarter;

(e) From and after the date hereof through March 10, 2008, Borrower shall not permit Borrower’s Leverage Ratio to be greater than .80 to 1.0 at the end of any fiscal quarter;

(f) From and after March 11, 2008, through June 10, 2009, Borrower shall not permit Borrower’s Leverage Ratio to be greater than .75 to 1.0 at the end of any fiscal quarter;

(g) From and after June 11, 2009, through the Maturity Date, Borrower shall not permit Borrower’s Leverage Ratio to be greater than 0.70 to 1.0 at the end of any fiscal quarter;

(h) From and after September 10, 2009, through the Maturity Date, Borrower shall not permit the FFO Payment Ratio to exceed 95% at the end of any fiscal year; and

(i) From and after the date hereof, neither Borrower nor Guarantor, shall permit the Guarantor’s Net Worth to be less than the sum of $100,000,000.00 plus 75% of the aggregate amount of all net funds received by Guarantor from offerings of Equity Interests by Guarantor made after the date hereof.

In the event the Borrower or Guarantor fails to comply with the respective financial covenants set forth above (the “Financial Covenants”), an Unmatured Event of Default shall be deemed to have occurred and be continuing, and the Borrower shall, within thirty (30) days of notice from Agent, either (a) reduce the outstanding principal balance of the Loan to an amount (as determined by Agent) which, if such amount had not been outstanding on the date the applicable covenant was calculated, the Borrower would have been in compliance with such covenant (the “Cure Amount”), or (b) provide Agent with an unconditional, standby letter of credit in the stated amount of the Cure Amount, issued in favor of Agent, by a bank reasonably satisfactory to Agent, in form and substance reasonably satisfactory to Agent. If the Borrower fails to timely reduce the outstanding principal balance of the Loan by the Cure Amount, or provide such letter of credit, the Borrower shall immediately cause all revenue from the Properties (net of normal and customary property level operating expense), to be remitted to Agent for application to the outstanding principal balance of the Loan, on the 20th day of each month thereafter (together with an operating and expense statements showing all revenues, operating expenses and debt service payments in reasonable detail) until all Unmatured Events of Default and Events of Default have been cured or waived. If such Unmatured Event of Default continues as of the end of the next succeeding fiscal quarter, an Event of Default shall be deemed to have occurred, and all revenue from the Properties (net of normal and customary property level operating expenses) shall continue to be remitted by the Borrower on the 20th day of each month thereafter (together with an operating and expense statements showing all revenues, operating expenses and debt service payments in reasonable detail) for application to the outstanding principal balance of the Loan. The Financial Covenants shall be computed on a rolling three month basis and measured on a quarterly basis (or annual basis as applicable) at the end of each fiscal quarter and at the time of any Acquisition Disbursement as of the end of the immediately proceeding fiscal quarter.

ARTICLE 10

CASUALTIES AND CONDEMNATION

10.1 Application of Insurance Proceeds and Condemnation Awards. The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of any Property resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied to reduce the outstanding balance of the Loan or to rebuild and restore the Property, as provided in the Security Instrument for such Property. Borrower shall not settle and adjust any claims under policies of insurance without Agent’s prior written consent, except as provided in the Security Instrument for such Property.

ARTICLE 11

ASSIGNMENTS, SALE AND ENCUMBRANCES

11.1 Bank Assignments, Participations.

(a) Assignments. Any Bank may, with the prior written consent of Agent, at any time assign and delegate to one or more commercial banks or other financial institutions (any such entity to which such an assignment and delegation is to be made being herein called an “Assignee”) all or any fraction of such Bank’s Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank’s Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Bank’s Pro Rata Share of the Commitment Amount and (ii) $3,000,000.00; provided that Borrower and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(i) five Business Days (or such lesser period of time as Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and Agent by such assigning Bank and the Assignee,

(ii) the assigning Bank and the Assignee shall have executed and delivered to Borrower and the Agent an assignment agreement substantially in the form of Exhibit E (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by Agent, and

(iii) except in the case of an assignment by a Bank to one of its affiliates, the assigning Bank or the Assignee shall have paid Agent a processing fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00).

From and after the date on which the conditions described above have been met, (A) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, and (B) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder arising from and after the effective date of such assignment. Within five Business Days after effectiveness of any assignment and delegation, Borrower shall execute and deliver to Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee’s Pro Rata Share of the Commitment Amount and, if the assigning Bank has retained a Commitment hereunder, a replacement Note in the principal amount of the Pro Rata Share of the Commitment Amount retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note “exchanged” and deliver it to Borrower. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section11.1.(a) shall be null and void.

Subject to the foregoing provisions, so long as no Event of Default has occurred and Agent’s Commitment Amount is less than or equal to $30,000,000.00, each Bank shall obtain Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) to such assignment of such Bank’s Commitment Amount.

(b) Participations. Any Bank may at any time sell to one or more commercial banks or other financial institutions participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Bank of a participating interest to a Participant, (i) such Bank shall remain the holder of its Note for all purposes of this Agreement, (ii) Borrower and Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder and Participants shall not have the right to further participate their interests. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided herein. Borrower also agrees that each Participant shall be entitled to the benefits of Article 4 hereof as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to such Article 4 than would have been paid to the participating Bank if no participation had been sold).

11.2 Prohibition of Assignments and Encumbrances by Borrower. Except as expressly provided in each Security Instrument, Borrower, without the prior written consent of Agent, shall not create, effect, consent to, attempt, contract for, agree to make, suffer or permit any Prohibited Transfer (as defined in the applicable Security Instrument).

ARTICLE 12

EVENTS OF DEFAULT BY BORROWER

12.1 Event of Default Defined. The occurrence of any one or more of the following shall constitute an Event of Default, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a) Borrower fails to pay (i) any installment of principal on the date when due, (ii) any installment of interest within five (5) days of the date when due or (iii) any other amount payable to the Banks under any Note, this Agreement or any of the other Loan Documents within five (5) days after the date when any such payment is due in accordance with the terms hereof or thereof;

(b) Borrower or any Obligor fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower or such Obligor under the Notes, this Agreement or any of the other Loan Documents not otherwise described in Sections 12.1(a) or 12.1(c) through 12.1(m); provided, however, that if the Notes, this Agreement or other applicable Loan Document does not provide for a specific grace, notice or cure period, and further provided that if such failure by its nature can be cured, then so long as the continued operation and safety of such Collateral Pool Property, and the priority, validity and enforceability of the lien created by the Security Instruments or any of the other Loan Documents and the value of such Collateral Pool Property are not impaired, threatened or jeopardized, Borrower or such Obligor shall have a period (the “Cure Period”) of thirty (30) days after Borrower or such Obligor obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period.

(c) The existence of any inaccuracy or untruth in any representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to Agent by Borrower, Guarantor or any other Obligor which, except with respect to any intentional misrepresentation, remains inaccurate or untrue for a period of thirty (30) days after Borrower, Guarantor or such Obligor obtains knowledge of such untruth or inaccuracy and the same could reasonably be expected to have a Material Adverse Effect.

(d) The occurrence of a Prohibited Transfer (as defined in the Security Instruments);

(e) The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of Borrower, Guarantor or any other Obligor which in any way relates to or affects this Loan or the Properties;

(f) The occurrence of any default or event of default, after the expiration of any applicable periods of notice or cure, under any document or agreement evidencing or securing any other obligation or Indebtedness for borrowed money of Borrower, Guarantor or other Obligor which individually or in the aggregate equal or exceeds $75,000,000.00;

(g) Borrower, Guarantor or any other Obligor (i) files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to itself under the present or any future federal, state, or other statute or law, or (ii) seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of Borrower or of all or any substantial part of the property of Borrower, Guarantor or any other Obligor or the Properties; or all or a substantial part of the assets of Borrower, Guarantor or any other Obligor are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or located within thirty (30) days;

(h) The commencement of any involuntary petition in bankruptcy against Borrower, Guarantor or any other Obligor or the institution against Borrower, Guarantor or any other Obligor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of Borrower, Guarantor or any other Obligor, which shall remain undismissed or undischarged for a period of sixty (60) days;

(i) The dissolution, termination or merger of Borrower, Guarantor or any other Obligor;

(j) A judgment or order for the payment of money or for an injunction shall be entered against Borrower, any other Obligor, or any of the respective Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings, and (ii) either (A) the amount of such judgment or order in excess of the amount as to which the insurer has denied liability exceeds, individually or together with all other such outstanding judgments or orders entered against Borrower, such other Obligor or such Subsidiary, $5,000,000, or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect;

(k) A warrant, writ of attachment, execution or similar process shall be issued against any property of Borrower, any other Obligor, or any of their respective Subsidiaries which exceeds, individually or together with all other such warrants, writs, executions or processes $5,000,000 shall not be discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its rights of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Obligor;

(l) Any member of the ERISA Group shall fail to pay when due an amount ofr amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan under Section 4041(c) of ERISA shall be filed by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000;

(m) A federal tax lien shall be filed against the Borrower, any Obligor, or any of their respective Subsidiaries under Section 6323 of the Internal Revenue Code or a lien of the PBGC shall be filed against Borrower, any other Obligor, or any of their respective Subsidiaries under Section 4068 of ERISA and in either case such lien shall remain undischarged (or otherwise unsatisfied) for a period of twenty-five (25) days after the date of filing;

(n) The occurrence of an “Event of Default” under any of the Notes, any Security Instrument or any of the other Loan Documents.

Notwithstanding anything in this Loan Agreement or any other Loan Document to the contrary, including, without limitation, any of the immediately preceding clauses (b), (c) or (n), if (x) any Obligor fails to perform any obligation, condition, covenant, term, agreement or provision relating solely to a Collateral Pool Property or (y) any representation or warranty made or deemed made by an Obligor with respect to a Collateral Pool Property shall prove to be inaccurate or untruthful in any material respect and the same could reasonably be expected to have a Material Adverse Effect, then (A) no Event of Default or Unmatured Event of Default shall be deemed to exist for a period of thirty (30) days after such Obligor obtains actual knowledge of such failure, inaccuracy or untruthfulness, or receives written notice of such failure, inaccuracy or untruthfulness and (B) upon notice to Agent, (i) Borrower Borrower may elect to have the Collateral Pool Property Value of such Collateral Pool Property equal $0 or (ii) Borrower and/or such Subsidiary Guarantor shall be permitted during such 30-day period to have such Collateral Pool Property be no longer deemed a Collateral Pool Property in accordance with Section 7.8 above so long as prior to the expiration of such 30-day period, Borrower repays a sufficient amount, if any, of the outstanding principal balance of the Loans so that the outstanding principal balance of the Loans will not exceed the resulting Borrowing Base Loan Amount and the Financial Covenants shall continue to be satisfied.

ARTICLE 13

AGENT’S REMEDIES UPON EVENT OF DEFAULT

13.1 Remedies Conferred upon Agent. Upon the occurrence of any Event of Default, Agent, in addition to all remedies conferred upon Agent by law and by the terms of the Notes, the Security Instruments and the other Loan Documents, may, and at the direction of the Required Banks shall, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any others:

(a) Withhold further disbursement of the proceeds of the Loan and terminate any of its obligations to Borrower;

(b) Declare the Notes to be due and payable forthwith, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives and

(c) Exercise or pursue any other remedy or cause of action permitted at law or in equity or under this Agreement or any other Loan Document, including, but not limited to, foreclosure of the Security Instruments and enforcement of all Loan Documents.

13.2 Automatic. Upon the occurrence of an Event of Default specified in Sections 12.1(g) or (h), (A) (i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the stated amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default, and (iii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Banks, the Issuing Bank and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (B) all of the Commitments, the obligation of the Banks to make Loans and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

13.3 Setoff Rights. In addition to any rights of setoff that Agent and/or the Banks may have under applicable law, upon an Event of Default which has not been waived, Agent and/or the Banks, without notice of any kind to Borrower, may appropriate and apply to the payment of the Notes or of any sums due under this Agreement any and all balances, deposits, credits, accounts, certificates of deposit, instruments or money of Borrower then or thereafter in the possession of Agent, any Bank or any Participant of any Bank.

13.4 Right of Banks to Make Advances to Cure Event of Defaults; Obligatory Advances. If Borrower shall fail to perform any of its covenants or agreements herein or in any of the other Loan Documents contained, Agent may (but shall not be required to) perform any of such covenants and agreements, and any amounts expended by Agent in so doing, and any amounts expended by Agent pursuant to Section 13.1 hereof and any amounts advanced by the Banks pursuant to this Agreement shall be deemed advanced by the Banks under an obligation to do so regardless of the identity of the Person or Persons to whom said funds are disbursed. Loan Proceeds advanced by the Banks to complete the Properties to protect their security for the Loan are obligatory advances hereunder and shall constitute additional indebtedness payable on demand and evidenced and secured by the Loan Documents.

13.5 Attorneys’ Fees. Borrower will pay Agent’s reasonable attorneys’ fees and costs in connection with the negotiation, preparation and enforcment of this Agreement and the other Loan Documents, which shall also include reasonable attorneys’ fees and time charges of attorneys who may be employees of the Agent or any affiliate of the Agent (so long as Agent has not engaged outside counsel) and for which Agent has provided Borrower reasonable documentation of such fees and time charges; without limiting the generality of the foregoing, if at any time or times hereafter Agent employs counsel for advice or other representation with respect to any matter concerning Borrower, this Agreement, the Properties or the Loan Documents or if the Banks employ one or more counsel to protect, collect, lease, sell, take possession of, or liquidate any of the Properties, or to attempt to enforce or protect any security interest or lien or other right in any of the Premises or under any of the Loan Documents, or to enforce any rights of the Banks or obligations of Borrower or any other Person, firm or corporation which may be obligated to the Banks by virtue of this Agreement or under any of the Loan Documents or any other agreement, instrument or document, heretofore or hereafter delivered to Agent in furtherance hereof, then in any such event, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute an additional indebtedness owing by Borrower to the Banks payable on demand and evidenced and secured by the Loan Documents.

13.6 No Waiver. No failure by Agent to exercise, or delay by Agent in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of each other or of any right or remedy provided at law or in equity. No notice to or demand on Borrower in any case, in itself, shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agent to any other or further action in any circumstances without notice or demand.

13.7 Default Rate. From and after the date of any Event of Default until the date on which such Event of Default is cured or waived, interest on funds outstanding hereunder shall accrue at the Default Rate and be payable on demand. The failure of Agent to charge interest at the Default Rate shall not be evidence of the absence of an Event of Default or waiver of an Event of Default by Agent.

ARTICLE 14

THE AGENT

14.1 Appointment and Authorization.

(a) Each Bank hereby irrevocably (subject to Section 14.9) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to Agent in this Section 14.1 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 14.1, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

(c) Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.2 Actions Requiring Consent and Approval.

(a) Agent may amend or waive any of the provisions of this Agreement or any of the other Loan Documents, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver or consent is intended to be within Agent’s discretion or determination, or otherwise in Agent’s reasonable determination shall not result in a Material Adverse Change. Otherwise, no such amendment, waiver or consent shall be effective unless in writing, signed by the Required Banks, and Borrower or the applicable party to the Loan Documents, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, Required Banks consent shall be required for the following:

(i) Appointment of a successor Agent, provided that no Bank shall unreasonably withhold its consent to the appointment of a successor Agent and further provided that nothing contained in this Section 14.2 shall limit the rights of Agent under Section 14.9 in the event a successor Agent is not appointed within thirty (30) days of the retiring Agent giving notice of its resignation;

(ii) Waive any non-monetary Event of Default on the part of the Borrower or Guarantor; and

(iii) Approval of a Property for inclusion in the Loan.

(b) Agent shall not undertake any of the following actions without the prior approval or consent of each Bank affected thereby:

(i) Extend the Maturity Date or forgive all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the underlying interest rate or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;

(ii) Amend the Guaranty;

(iii) Modify the percentage specified in the definition of Required Banks;

(iv) Increase of the amount of the Loan or any Commitment;

(v) Amend this Section 14.2(b);

(vi) Waive a monetary default under the Loan Documents;

(vii) Release all or any portion of any collateral for the Loan except in accordance with the terms and provisions of Sections 7.7, 7.8 or 14.10 hereof or any other Loan Document; and

(viii) Consent to any additional indebtedness of Borrower secured by all or any portion of the Property, except as may be provided for in the Loan Documents.

(c) No provision of Article 14 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the written consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank.

(d) In addition to the required consents or approvals referred to in subsections (a), (b) and (c) above, Agent may, but shall not be required to, at any time request instructions from the Required Banks with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant without instructions from the Required Banks, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Banks. Without limiting the foregoing, no Bank shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Banks. Agent shall promptly notify each Bank at any time that the Required Banks have instructed Agent to act or refrain from acting pursuant hereto.

(e) If an Event of a Default occurs hereunder or under any of the Loan Documents, Agent may make the determination to accelerate the Loan and exercise or refrain from exercising remedies hereunder (and Agent shall do so at the written direction of the Required Banks). Notwithstanding the foregoing, Agent may take any action it deems to be necessary from time to time to protect the collateral.

(f) Each Bank authorizes and directs Agent to enter into the Loan Documents other than this Agreement. Each Bank agrees that any action taken by Agent at the direction or with the consent of the Required Bank in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by Agent at the direction or with the consent of the Required Banks of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks, except for actions specifically requiring the approval of all of the Banks. All communications from Agent to the Banks requesting a Bank’s determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested and to the extent not previously provided written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Agent’s recommended course of action or determination in respect thereof. Each Bank shall reply promptly, but in any event within ten (10) days after receipt of the request therefor from Agent (the “Bank Reply Period”). Unless written notice to Agent that a Bank objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such party shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Banks or all of the Banks, Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to each Bank and upon receiving the required approval or consent shall, to the extent feasible, follow the course of action or determination recommended by Agent or such other course of action recommended by the Required Banks, and each non-responding party shall be deemed to have concurred with such recommended course of action.

(g) Until such time as Borrower is otherwise instructed in writing by the Agent or the Required Banks, Borrower may rely on the direction, consent or approval of Agent as the direction, consent or approval of the Banks.

14.3 Liability of Agent. None of Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with the duties expressly set forth herein as determined by a final, non-appealable judgment by a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Banks or any Participant for any recital, statement, representation or warranty made by Borrower, Guarantor, or any member, partner, shareholder or officer of Borrower or Guarantor, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any lien, mortgage or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or Guarantor.

14.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or party, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks. For purposes of determining compliance with the conditions specified in Article 14, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received written notice from such Bank prior to the proposed Loan Opening Date specifying its objection thereto.

14.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Banks, unless Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. Agent will notify the Banks of its receipt of any such notice. Agent shall take such action with respect to such Event of Default as may be requested by the Required Banks in accordance with this Section 14.5; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Banks.

14.6 Credit Decision. Each Bank acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower and Guarantor, shall be deemed to constitute any representation or warranty by Agent to any Bank as to any matter, including whether the Agent has disclosed material information in its possession. Each Bank represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by Agent, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of the Agent.

14.7 Bank Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, from and against any and all actions, causes of action, suits, losses, liabilities, damaged and expenses, including attorneys’ fees and expenses (collectively, the “Indemnified Liabilities”); provided that no Bank shall be liable for any payment to Agent of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from Agent’s gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Banks shall constitute gross negligence or willful misconduct for purposes of this Agreement. Without limitation of the foregoing, each Bank shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Loan Expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Agent.

14.8 Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and Guarantor as though LaSalle were not Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, LaSalle or its affiliates may receive information regarding Borrower or Guarantor (including information that may be subject to confidentiality obligations in favor of Borrower or Guarantor) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though LaSalle were not the Agent, and the terms “Bank” and “Banks” include LaSalle and its affiliates, to the extent applicable, in their individual capacities.

14.9 Successor Agent. Agent may resign as Agent upon thirty (30) days notice to the Banks. If Agent resigns under this Agreement, the Required Banks shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Banks and Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

14.10 Collateral Matters. The Banks irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrower hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) if approved, authorized or ratified in writing by all of the Banks.

14.11 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or Guarantor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Agent and their respective agents and counsel) and all other amounts due the Banks and the Agent hereunder allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loans or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding.

ARTICLE 15

MISCELLANEOUS

15.1 Time is of the Essence. Borrower agrees that time is of the essence in all of its covenants under this Agreement.

15.2 Agent’s Determination of Facts. Agent and/or Banks at all times shall be free to establish independently to its or their satisfaction and in its or their sole and absolute discretion the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

15.3 Prior Agreements. This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto with respect to construction of the Properties not yet in place, and shall supersede all prior negotiations, representations or agreements pertaining thereto, either oral or written. This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement.

15.4 Disclaimer by Banks. Neither Agent nor any of the Banks shall be liable to any contractor, subcontractor, architect, supplier, laborer, architect, engineer or any other party for services performed or materials supplied in connection with construction of the Collateral Pool Properties. Neither Agent nor any of the Banks shall be liable for any debts or claims accruing in favor of any such parties against Borrower or against the Collateral Pool Properties. Borrower is not or shall not be an agent of Agent or the Banks for any purposes, and neither Agent nor the Banks are venture partners with Borrower in any manner whatsoever. Neither Agent nor the Banks shall be deemed to be in privity of contract with any contractor, subcontractor, architect or provider of services on or to the Collateral Pool Properties, nor shall any payment of funds directly to a contractor, subcontractor, architect or provider of services be deemed to create any third party beneficiary status or recognition of same by Agent or any Bank unless and until Agent or such Bank expressly assumes such status in writing. No contractor, subcontractor, architect, supplier, laborer, architect, engineer or other party shall be deemed to be a third party beneficiary of this Agreement or any of the Loan Documents. Approvals granted by Agent or the Banks for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrower.

15.5 Borrower Indemnification. Borrower agrees to defend (with counsel satisfactory to Banks), protect, indemnify and hold harmless Agent, each Bank, any parent corporation, affiliated corporation or subsidiary of Agent or any Bank, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of Agent, any Bank or any parent or affiliated corporation of Agent or any Bank (so long as Agent has not engaged outside counsel) and for which Agent has provided Borrower reasonable documentation of such fees and time charges, which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, applicable Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement, the Notes and the Loan Documents, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans and the enforcement of Agent and any Bank’s rights and remedies under this Agreement, the Notes, the Loan Documents, any other instruments and documents delivered hereunder or thereunder; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to such Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by such Indemnified Party until paid by Borrower, shall be added to the obligations of Borrower evidenced by the Notes and secured by the collateral securing the Loans. This indemnity is not intended to excuse Agent or any Bank from performing hereunder. The provisions of this section shall survive the closing of the Loans, the satisfaction and payment of the Notes and any cancellation of this Agreement. Borrower shall also pay, and hold Agent and each Bank harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the Loan. Each Bank hereby represents that it has not employed a broker or other finder in connection with the Loans. Borrower represents and warrants that no brokerage commissions or finder’s fees are to be paid in connection with the Loans.

15.6 Captions. The captions and headings of various Articles and Sections of this Agreement and exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

15.7 Inconsistent Terms and Partial Invalidity. In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, the terms of this Agreement shall govern and prevail. If any provision of this Agreement, or any paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.

15.8 Gender and Number. Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.

15.9 Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) sent by overnight express carrier, addressed in each case as follows:

To Agent:	LaSalle Bank National Association
135 South LaSalle Street, Suite 1225
Chicago, Illinois 60603
Attention: Commercial Real Estate Division
With copies to:	LaSalle Bank National Association
135 South LaSalle Street, Suite 1425
Chicago, Illinois 60603
Attention: Commercial Real Estate Syndications
and:	Schwartz Cooper Chartered
180 North LaSalle Street
Suite 2700
Chicago, Illinois 60601
Attention: Michael S. Kurtzon, Esq.
To a Bank:	See notice addresses set forth on Schedule3.1 hereto.
To Borrower:	NNN Healthcare/Office REIT Holdings, L.P.
c/o Triple Net Properties, LLC
1551 North Tustin Avenue
Suite 200
Santa Ana, California 92705
Attention: Andrea Biller, Esq.
With a copy to:	NNN Healthcare/Office REIT Holdings, L.P.
c/o Triple Net Properties, LLC
1551 North Tustin Avenue
Suite 200
Santa Ana, California 92705
Attention: Dan Prosky
With a copy to:	Alston & Bird LLP
1201 West Peachtree St.
Atlanta, Georgia 30309-3424
Attention: Lesley Soloman, Esq.

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

15.10 Effect of Agreement. The submission of this Agreement and the Loan Documents to Borrower for examination does not constitute a commitment or an offer by Agent to make a commitment to lend money to Borrower; this Agreement shall become effective only upon execution by Banks and delivery hereof by Agent to Borrower.

15.11 Governing Law. This Agreement has been negotiated, executed and delivered at Chicago, Illinois, and shall be construed and enforced in accordance with the laws of the State of Illinois, without reference to the choice of law or conflicts of law principles of the State.

15.12 Waiver of Defenses. OTHER THAN CLAIMS BASED UPON THE FAILURE OF AGENT OR ANY BANK TO ACT IN A COMMERCIALLY REASONABLE MANNER OR THE EXPIRATION OF THE STATUTE OF LIMITATIONS, THE BORROWER, ON BEHALF OF ITSELF AND GUARANTOR, WAIVES EVERY PRESENT AND FUTURE DEFENSE (OTHER THAN THE DEFENSE OF PAYMENT IN FULL), CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY BANKS IN ENFORCING THIS AGREEMENT. PROVIDED THAT AGENT AND BANKS ACT IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE BANKS MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

15.13 Consent to Jurisdiction. TO INDUCE BANKS TO ACCEPT THE NOTES, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS WILL BE LITIGATED IN COURTS HAVING SITUS IN COOK COUNTY, ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN COOK COUNTY, ILLINOIS, WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER, AND THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

15.14 Waiver of Jury Trial. BORROWER, AGENT AND BANKS (BY ACCEPTANCE HEREOF), HAVING BEEN REPRESENTED BY COUNSEL EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE OTHER, ANY BANK OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

15.15 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Agent shall deemed to be originals thereof.

15.16 Customer Identification — USA Patriot Act Notice. Each Bank and Agent (for itself and not on behalf of any Bank) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and each Bank’s and Agent’s policies and practices, it is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow such Bank or Agent to identify Borrower in accordance with the Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Agent, Banks and Borrower have caused this Loan Agreement to be executed as of the day and year first above written.

BORROWER:
NNN HEALTHCARE/OFFICE REIT HOLDINGS, L.P., a Delaware limited partnership
By: NNN Healthcare/Office REIT, Inc., a Maryland corporation, its General
Partner
By: /s/ Shannon K S Johnson
Name: Shannon K.S. Johnson
Title: Chief Financial Officer

AGENT:
LASALLE BANK NATIONAL ASSOCIATION, a national banking association By: /s/ A. Brad Feine Name: A. Brad Feine Title: VP
THE BANKS:
LASALLE BANK NATIONAL ASSOCIATION, a national banking association By: /s/ A. Brad Feine Name: A. Brad Feine Title: VP

SCHEDULE 3.1

THE BANKS AND COMMITMENTS

BANK	COMMITMENT	PRO RATA SHARE
LaSalle Bank National Association 135 South La Salle Street Chicago, Illinois 60603 Attn: Brad Feine	$50,000,000.00	100.000000000%